                                                                    EXHIBIT 99.1




                            INFORMATION STATEMENT

                               EXPROFUELS, INC.

                                 COMMON STOCK

         This Information Statement is being furnished in connection with the distribution (the "Distribution") to the holders of common stock, par value $0.01 per share (the "Parent's Common Stock"), of The Exploration Company (the "Parent") of 1,910,000 (or approximately 48%) of the outstanding shares of common stock, $0.01 par value per share (the "Subsidiary's Common Stock"), of ExproFuels, Inc. ("ExproFuels" or the "Subsidiary"). Upon the effectiveness of the Distribution, the Subsidiary will be a publicly-held company that is engaged in the alternative fuels conversion business. See "Business."

         Shares of the Subsidiary's Common Stock will be distributed to holders of record of the Parent's Common Stock as of the close of business on September 13, 1996 (the "Record Date"). Each such holder will receive one share of the Subsidiary's Common Stock for every five shares of the Parent's Common Stock held on the Record Date. The Distribution is scheduled to occur on August 29, 1997 (the "Distribution Date"). Upon the effectiveness of the Distribution, the Parent will own approximately 42% of the outstanding shares of the Subsidiary's Common Stock. No consideration will be paid by the holders of the Parent's Common Stock for shares of the Subsidiary's Common Stock. See "The Distribution."

         There is no current trading market for the Subsidiary's Common Stock. Upon the effectiveness of the Distribution and upon the filing of an application with the National Association of Securities Dealers ("NASD") by a broker or dealer, the Subsidiary's Common Stock may be traded on the Electronic Bulletin Board. Shareholders interested in trading the Subsidiary's Common Stock after the Distribution should contact their stockbrokers. See "The Distribution--Trading of the Subsidiary's Common Stock."
                                ________________

       NO SHAREHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT.
            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.
                               _________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.
                               _________________

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                               __________________

 THE SUBSIDIARY'S FINANCIAL CONDITION IS UNCERTAIN AND THE DISTRIBUTION OF THE
  SHARES OF THE SUBSIDIARY'S COMMON STOCK WILL NOT BE TAX FREE TO THE HOLDERS
   OF THE PARENT'S COMMON STOCK OR TO THE PARENT. FOR A DESCRIPTION OF THESE CONSIDERATIONS, SEE "CERTAIN SPECIAL CONSIDERATIONS - FINANCIAL CONDITION",
          CERTAIN SPECIAL CONSIDERATIONS - CERTAIN TAX CONSEQUENCES,"
              AND NOTE 2 TO THE SUBSIDIARY'S FINANCIAL STATEMENTS.
                               _________________

         Shareholders of the Parent with inquiries related to the Distribution should contact James Sigmon, President, The Exploration Company, 500 North Loop 1604 East, Suite 250, San Antonio, Texas 78232, telephone: (210) 496-5300; or the Subsidiary's transfer agent, Boston EquiServe, Shareholder Relations, Boston, Massachusetts, telephone (617) 575- 3100. Boston EquiServe is also acting as the Distribution Agent for the Distribution.
                               _________________

           THE DATE OF THIS INFORMATION STATEMENT IS AUGUST 27, 1997.

                            INFORMATION STATEMENT

                              TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
SUMMARY OF CERTAIN INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1

THE DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5
      Reasons for the Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5
      Distribution Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5
      Manner of Effecting the Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . .          5
      Results of the Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5
      Appraisal of the Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6
      Federal Income Tax Aspects of the Distribution  . . . . . . . . . . . . . . . . . . . . . .          6
      Trading of the Subsidiary's Common Stock Conditions . . . . . . . . . . . . . . . . . . . .          7
      Reasons for Furnishing the Information Statement  . . . . . . . . . . . . . . . . . . . . .          7

CERTAIN SPECIAL CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8

RELATIONSHIP BETWEEN THE SUBSIDIARY AND THE PARENT AFTER                                                  10
   THE DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

REGULATORY APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11

ACCOUNTING TREATMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF                                                                   13
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . .

BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15

PROPERTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL                                                                  22
   OWNERS AND MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

THE SUBSIDIARY'S 1996 FLEXIBLE INCENTIVE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . .         23

DESCRIPTION OF THE SUBSIDIARY'S CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . .         28

LIABILITY AND INDEMNIFICATION OF OFFICERS AND
   DIRECTORS OF THE SUBSIDIARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        F-0

ANNEX I - APPRAISAL OF DAVID P. MARTIN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        I-1

                       SUMMARY OF CERTAIN INFORMATION


        This Summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement.

                              THE DISTRIBUTION

Distributing Parent . . . . . . . . . . . . . . . .   The  Exploration  Company,  a  Colorado  corporation  (the  Parent").
                                                      References herein to the Parent include its consolidated subsidiaries except where the context otherwise requires.

Distributed Subsidiary  . . . . . . . . . . . . . .   ExproFuels, Inc. ("ExproFuels"  or the "Subsidiary").  The Subsidiary
                                                      is currently  engaged in  the alternative  fuels conversion business.
                                                      The Parent,  as of  the Record  Date, owned  90%  of the  outstanding shares of the Subsidiary's Common Stock.

Distribution Ratio  . . . . . . . . . . . . . . . .   One share  of the Subsidiary's Common Stock for every  five shares of the Parent's Common Stock held on the Record Date.

Securities to be Distributed  . . . . . . . . . . .   1,910,000 shares  of the Subsidiary's Common Stock.  The Subsidiary's
                                                      Common Stock  to be distributed will  constitute approximately 48% of the outstanding  shares of the  Subsidiary's Common Stock immediately after the Distribution.

Fractional Share Interests  . . . . . . . . . . . .   Fractional  shares  of the  Subsidiary's  Common  Stock  will  not be distributed.  Fractional shares of Subsidiary's  Common Stock will be
                                                      aggregated  and  purchased  on  behalf  of  the  Subsidiary   by  the
                                                      Distribution Agent at the  appraised price of $0.13 per share and the aggregate  net cash  proceeds will  be  distributed ratably  to those
                                                      shareholders   entitled   to   fractional  interests.      See   "The
                                                      Distribution-Manner   of  Effecting   the   Distribution"   and  "The
                                                      Distribution - Appraisal of the Subsidiary."

Record Date . . . . . . . . . . . . . . . . . . . .   September 13, 1996 (3:00 p.m. Eastern Standard Time).

Distribution Date . . . . . . . . . . . . . . . . .   August 29, 1997.

Mailing Date  . . . . . . . . . . . . . . . . . . .   Certificates representing the shares of the Subsidiary's Common Stock to be distributed pursuant to  the Distribution will be  delivered to
                                                      the  Distribution Agent on  the Distribution Date.   The Distribution
                                                      Agent will mail the  certificates to holders  of the Parent's  Common
                                                      Stock as  soon as  practicable thereafter.    See "The  Distribution-
                                                      Manner of Effecting the Distribution."

Reasons for the Distribution  . . . . . . . . . . .   The Distribution is designed to separate two types of businesses with distinct financial, investment  and operating characteristics so that each  can adopt strategies and  pursue objectives  appropriate to its
                                                      specific needs.   The Distribution will (i) enable  the management of
                                                      each company  to concentrate its attention and financial resources on the core business of such company,  and (ii) permit investors to make more focused investment decisions based on the specific attributes of
                                                      each  of the two businesses.   The Parent will continue  to engage in
                                                      oil and gas exploration, development and production.  ExproFuels will continue to  conduct the alternative fuels  conversion business.  See
                                                      "The Distribution-Reasons for the Distribution."

Tax Consequences  . . . . . . . . . . . . . . . . .   The  receipt of shares of the Subsidiary's Common Stock by holders of
                                                      Parent's  Common  Stock will  not  be  tax  free,  primarily  because
                                                      Exprofuels has not  been engaged in the alternative  fuels conversion business for  the past five  (5) years and because the  Parent is not distributing all of the Subsidiaries' Common Stock owned by  it.  See
                                                      "The Distribution - Federal Income  Tax Aspects of the  Distribution"
                                                      and "Certain Special Considerations-Certain Tax Considerations."

Trading Market  . . . . . . . . . . . . . . . . . .   There is  currently no  public  market  for the  Subsidiary's  Common
                                                      Stock.   Upon  the effectiveness  of  the Distribution  and upon  the filing  of an  application with the  NASD by a broker  or dealer, the
                                                      Subsidiary's Common  Stock may be  traded on the Electronic  Bulletin
                                                      Board.   Shareholders  interested in  trading after  the Distribution
                                                      should contact their stockbrokers.   See "The Distribution  - Trading
                                                      of the Subsidiary  Common Stock" and "Certain Special Considerations-
                                                      No Current Public Market for the Subsidiary Common Stock."

Distribution Agent and Transfer Agent . . . . . . .   Boston EquiServe of Boston, Massachusetts.

Dividends . . . . . . . . . . . . . . . . . . . . .   The Subsidiary's dividend policy will be  established by the Board of
                                                      Directors of  the Subsidiary (the "Subsidiary's  Board") from time to time based on the  results of operations  and financial condition  of
                                                      the  Subsidiary  and   such  other  business  considerations  as  the
                                                      Subsidiary's  Board  considers   relevant.    See  "Certain   Special
                                                      Considerations-Dividend Policy."

Certain Special Considerations  . . . . . . . . . .   See "Certain Special Considerations" for a discussion of factors that should be considered in connection with the Subsidiary's Common Stock received  in the  Distribution. IN  PARTICULAR, SEE  "CERTAIN SPECIAL
                                                      CONSIDERATIONS - FINANCIAL CONDITION" AND  NOTE 2 TO THE SUBSIDIARY'S
                                                      FINANCIAL STATEMENTS FOR A DISCUSSION OF THE  SUBSIDIARY'S ABILITY TO
                                                      CONTINUE AS AN ON-GOING CONCERN.
Relationship with Parent
  after the Distribution  . . . . . . . . . . . . .   After the Distribution Date, the Parent will own approximately 42% of the outstanding shares of the Subsidiary's  Common Stock.  The Parent will  continue  to  lease  office  space and  equipment  and  provide accounting personnel  and reception services  to the Subsidiary after the  Distribution, on a month to month basis, for  $10,000 per month.
                                                      In  addition,  the  Parent  and  the  Subsidiary  will  share  common
                                                      directors  and  officers.    See  "Certain  Special Considerations  -
                                                      Concentration of Voting Power,"  "Relationship Between the Subsidiary
                                                      and the  Parent After  the Distribution,"  "Management" and "Security
                                                      Ownership of Certain Beneficial Owners and Management."

                                THE SUBSIDIARY

           The Subsidiary is a recently capitalized corporation which, upon completion of the Distribution, will be a publicly held company that is engaged in the alternative fuels conversion business. The Subsidiary converts gasoline and diesel engines to operate on compressed natural gas (CNG), liquified petroleum gas (LPG) and liquified natural gas (LNG). The Subsidiary also designs, builds, owns, operates and provides fuel for alternative fuel stations. The Subsidiary currently owns and operates twenty LPG motor fuel stations in Texas, owns and operates conversion facilities in San Antonio, Dallas, and Tucson and operates affiliated conversion facilities in Houston and Phoenix. The Company also owns an 11% interest in CNG International, L.L.C., a Tennessee limited liability company that operates an alterative fuels conversion business in Uzbekistan, a former Soviet Republic.

     In late 1992, the Parent entered the alternative fuels vehicles
(AFV) conversion business through the creation of its own alternative fuels division, ExproFuels. The alternative fuels division's focus included the conversion of internal combustion engines to run alternately on LPG, CNG or LNG, and the design, installation and operation of alternative fuel refueling stations. The ExproFuels division initiated ongoing operations in Texas and Arizona, while actively pursuing international opportunities in Europe, Asia and Latin America. Since 1994, gross revenues from the ExproFuels division have surpassed gross revenues from the Parent's oil and gas operations, although profitable operating levels have not been attained. In late 1996, the Parent determined it was in its best interest to refocus its resources on its core oil and gas industry. Accordingly, the ExproFuels division was contributed to the Company in August, 1996, in exchange for 100% of the outstanding shares of the Subsidiary's Common Stock. On August 30, 1996, the Parent's Board paid 10% of the outstanding shares of the Subsidiary's Common Stock to the Parent's directors in exchange for, among other things, serving as directors of the Parent in the past, thereby reducing the Parent's ownership interest in the Subsidiary from 100% to 90%. On September 3, 1996, the Parent's Board declared a stock dividend of 1,910,000 shares (or approximately 48%) of the Subsidiary's Common Stock to its shareholders as of the Record Date.

     The Subsidiary's business strategy is to install additional fuel stations during fiscal year 1997, as well as to continue international marketing and development efforts in Asia and Latin America. The Subsidiary's management is also considering various potential domestic acquisition alternatives with the goal of reaching operational efficiencies enabling ExproFuels to reduce current per unit costs of purchasing, storage and distribution of alternative fuels. Besides significantly enhancing existing net operating margins, such acquisitions could enable ExproFuels to improve its competitive stance in existing markets while facilitating expansion into new markets. The Subsidiary's management continues to pursue adequate sources of equity and debt financing for funding the acquisition of established operating business units, assuming they will provide operating cash flows to ExproFuels within an acceptable timeframe.

     At August 31, 1996, ExproFuels had cash on hand of $20,871, positive working capital of $49,031 and equity of $908,179. However, it had a deficiency of quick assets (cash and receivables) to current liabilities of $114,282, and its positive cash position was primarily due to cumulative contributions of operating capital of $3,526,136 from the Parent ($1,192,095 in 1996, $1,224,085 in 1995 and $882,566 in 1994). From September 1, 1996 through
May 31, 1997, the Parent advanced the Subsidiary an additional $338,303 and, subsequently, ExproFuels raised $500,000 in long-term, convertible debt financings, which mature through fiscal year 2000 (the "Convertible Debt"). As a result, at May 31, 1997, ExproFuels had cash on hand of $13,575, positive working capital of $148,932 and equity of $182,066, with a deficiency of quick assets (cash and receivables) to current liabilities of $201,536.

     For the remainder of 1997 and fiscal 1998, ExproFuels must continue to seek additional sources of operating capital through additional debt or equity financings. The Company anticipates returning to the same financiers of its Convertible Debt for funding its additional debt or equity financings; however, the Company has secured no commitment for such financings as of the date hereof. Capital requirements to sustain ExproFuels' growth and on-going operations through August 31, 1998 are projected to be at least $250,000 for capital expenditures and an additional $750,000 in working capital. The Subsidiary's financial position poses certain risks, including the risk that (i) the Subsidiary's cash flow from operation will be insufficient to maintain operations; (ii) the Subsidiary will be unable to obtain financing in the future for working capital, capital expenditures and general corporate purposes; and
(iii) the Subsidiary will be more vulnerable to economic downturns and may be unable to withstand competitive pressures. See Note 2 to the Subsidiary's Financial Statements.

     The Subsidiary's principal executive offices are located at 500 North
Loop 1604 East, Suite 250, San Antonio, Texas 78232; telephone: (210) 490-9400.

                              EXPROFUELS, INC.
                     SUMMARY HISTORICAL FINANCIAL DATA

        The following table presents summary historical financial data derived from the Subsidiary's audited Financial Statements for the three most recent fiscal years ended August 31, 1996 and unaudited Financial Statements as of and for the nine months ended May 31, 1997 and May 31, 1996. The Subsidiary's Financial Statements present the financial position, results of operations and cash flows of the Subsidiary as if it were a separate company operating for all periods presented. The information in the table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements of the Subsidiary included elsewhere herein. Pro forma financial data reflecting the effects of the Distribution is not set forth below or included elsewhere in this Information Statement because the pro forma financial data would not, in management's opinion, differ materially from the historical financial data. The Subsidiary's fiscal year ends on August 31.

                                                                                NINE MONTHS ENDED
                                                   Fiscal Year                       MAY 31
                                      ------------------------------------   -----------------------
                                        1996          1995         1994         1997         1996
                                      ----------   ----------   ----------   ----------   ----------
Statement of Operations Data
 Revenues:
  Conversion sales  . . . . . . . .   $  557,641   $  578,362   $  627,366   $  405,181   $  381,983
  Fuel station construction sales .      301,115       97,241      162,603      128,854      299,812
  Alternative fuels sales . . . . .      187,645       97,748       31,664      255,809      137,929
                                      ----------   ----------   ----------   ----------   ----------
       Total revenues . . . . . . .    1,046,400      773,351      821,633      789,844      819,724
 Costs and expenses:
  Costs of sales  . . . . . .   . .      752,024      646,078      701,198      646,985      583,461
  Shop general and administrative .      484,920      415,944      302,647      326,191      336,338
  Depreciation and amortization . .       85,574       92,302       77,543       65,500       67,131
  Abandonment of technological
    rights  . . . . . . . . . . . .           -            -      144,681            -            -
  General and administrative  . . .      404,708      587,916      431,107      458,768      265,190
                                      ----------   ----------   ----------   ----------   ----------
       Total costs and expenses        1,727,226    1,742,240    1,657,176    1,497,444    1,252,120
                                      ----------   ----------   ----------   ----------   ----------
Profit (loss) from operations . . .     (680,825)    (968,889)    (835,543)    (707,600)    (432,396)
Other income (expense):
  Sublease rental income  . . . . .       58,500        6,750            -       13,500       40,500
  Interest income . . . . . . . . .          959          818            3          634          737
  Interest expense  . . . . . . . .      (23,648)     (24,560)     (37,367)     (32,647)     (19,608)
                                      ----------   ----------   ----------   ----------   ----------
       Total other income . . . . .       35,811      (16,992)     (37,364)     (18,513)      21,629
                                      ----------   ----------   ----------   ----------   ----------
Net loss  . . . . . . . . . . . . .   $ (645,014)  $ (985,881   $ (872,907)  $ (726,113)  $ (410,767)
                                      ----------   ----------   ----------   ----------   ----------
Earnings (loss) per share of
  common stock  . . . . . . . . . .   $     (.16)  $     (.25)  $     (.22)  $     (.18)  $     (.10)
                                      ----------   ----------   ----------   ----------   ----------
Weighted average number of
  common shares outstanding . . . .    4,000,000    4,000,000    4,000,000    4,000,000    4,000,000
                                      ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:
  Cash and cash equivalent  . . . .   $   20,871   $    7,263   $    4,711   $   13,575   $   23,392
  Total assets  . . . . . . . . . .    1,249,527      842,007      885,977    1,384,910    1,148,030
  Total debt(1) . . . . . . . . . .       85,164      125,260      344,679      898,989      124,021

-----------------
(1) Total debt includes current portion of debt and capital lease obligations.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

         The Parent, directly and through the Subsidiary, is currently engaged in the oil and gas exploration, development and production business as well as the alternative fuels conversion business. The Parent's Board has determined that it is in the best interests of the Parent and its stockholders, for the reasons set forth below, to separate the Parent and the Subsidiary. The Parent will continue to conduct the oil and gas exploration, development and production business and the Subsidiary will continue to conduct the alternative fuels conversion business.

         The Parent's Board believes that the Distribution will be beneficial to the Parent's shareholders. Separation of the two businesses will (i) enable the management of each company to concentrate its attention and financial resources on the core businesses of each company, and (ii) permit investors to make more focused investment decisions based on the specific attributes of each of the two businesses.

DISTRIBUTION AGENT

         The distribution agent ("Distribution Agent") is Boston EquiServe, Shareholder Relations, P.O. Box 644, Mail Stop 45-02-64, Boston, Massachusetts 02102-0644, telephone (617) 575-3100.

MANNER OF EFFECTING THE DISTRIBUTION

  The general terms and conditions relating to the Distribution are set forth below.

         The Parent will effect the Distribution on the Distribution Date by delivering 1,910,000 (or approximately 48%) of the outstanding shares of the Subsidiary's Common Stock to the Distribution Agent for distribution to the holders of record of Parent's Common Stock as of the close of business on the Record Date. The Distribution will be made on the basis of one share of the Subsidiary's Common Stock for every five shares of the Parent's Common Stock held as of the close of business on the Record Date. The shares of the Subsidiary's Common Stock will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. It is expected that certificates representing shares of the Subsidiary's Common Stock will be mailed to holders of the Parent's Common Stock as soon as practicable after the Distribution Date. See "Description of the Subsidiary's Capital Stock."

         No certificates or scrip representing fractional interests in shares of the Subsidiary's Common Stock ("Fractional Shares") will be issued to holders of Parent's Common Stock as part of the Distribution. The Distribution Agent, acting as agent for holders of the Parent's Common Stock otherwise entitled to receive in the Distribution certificates representing Fractional Shares, will aggregate and buy on behalf of ExproFuels all Fractional Shares at the appraised price of $0.13 per share and distribute the net proceeds to the shareholders entitled thereto. See "The Distribution - Appraisal of the Subsidiary." The Parent will pay the fees and expenses of the Distribution Agent in connection with such Distribution and sales, which is estimated to be approximately $8,100.

         No holder of the Parent's Common Stock will be required to pay any cash or other consideration for the shares of the Subsidiary's Common Stock to be received in the Distribution or to surrender or exchange shares of the Parent's Common Stock or to take any other action in order to receive the Subsidiary's Common Stock pursuant to the Distribution.

RESULTS OF THE DISTRIBUTION

         After the Distribution, the Subsidiary will be a separate public company which will be engaged in the alternative fuels conversion business.
The number and identity of the holders of the Subsidiary's Common Stock to be distributed in the Distribution will be, immediately after the Distribution, substantially the same as the number and identity of the holders of the Parent's Common Stock on the Record Date; however, the Parent will own after the Distribution approximately 42% of the outstanding shares of the Subsidiary's Common Stock and the directors of the Parent will own approximately 10% of the outstanding shares of the Subsidiary's Common Stock. Immediately after the Distribution, the Subsidiary expects to have approximately 1800 holders of record of the Subsidiary's Common Stock based on the number of record stockholders and outstanding shares of the Parent's Common Stock as of the close of business on September 13, 1996, and the distribution ratio of one share of Subsidiary Common Stock for every five shares of Parent's Common Stock. The Distribution will not affect the number of outstanding shares of Parent's Common Stock or any rights of the Parent's shareholders.

APPRAISAL OF THE SUBSIDIARY

         In connection with the Distribution, the Parent's Board of Directors obtained an appraisal from David P. Martin, an investment banker, as to the fair market value, as of September 13, 1996, of all of the outstanding shares of the Subsidiary's common stock (4 million shares). Mr. Martin determined the range of the fair market value of all of the Subsidiary's outstanding common stock was between $440,000 and $600,000 or $0.11 and $0.15 per share. He concluded the midpoint of the range ($520,000 of $0.13 per share) was ExproFuel's most probable fair market value. A copy of Mr. Martin's appraisal is attached as Annex I to this Information Statement.

         In reaching his conclusion, Mr. Martin followed the guidelines set forth in Revenue Ruling 59-60 for the valuation of securities of closely held companies. This method involved consideration of all available financial data, including, but not limited to, the following: (i) the nature and history of the business; (ii) the economic outlook in general and the condition and outlook of the industry; (iii) the net asset value of ExproFuels and the financial condition of the business; (iv) the earning capacity of ExproFuels; (v) the capacity for paying dividends; (vi) whether or not ExproFuels had goodwill or other intangible value; (vii) previous sales or purchases of shares and the size of the block to be valued; and (viii) the market price of the securities of companies involved in the same or similar line of business having their securities actively traded in a free and open market, either on an exchange or over-the- counter. In determining the weight to be given to the various factors, Mr. Martin exercised his judgment based on his experience as an investment banker, and followed the recommendations in Revenue Ruling 59-60 as amended.

         From May of 1977 through November of 1989, Mr. Martin was employed by Rotan Mosle Inc., a subsidiary of Paine Webber. As a Vice President in the Corporate Finance Department, Mr. Martin was active in the valuation of private securities and raising capital for both public and private companies. Since then, Mr. Martin has been active, as an investment banker, in evaluating companies for recapitalizations, mergers, acquisitions, and divestitures as well as various financings. In addition, Mr. Martin is often engaged as an advisor in negotiations leading to the consummation of the various transactions or to the resolution of disputes involving securities valuation. Mr. Martin is a registered securities dealer and investment adviser. Mr. Martin has no current or anticipated financial interest in any of the securities being valued. There is no relationship between The Exploration Company or ExproFuels and Mr. Martin which would influence his opinion of fair market value.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

         The Distribution will not qualify as a tax free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), primarily because Exprofuels has not been engaged in the alternative fuels conversion business for the past five (5) years and because the Parent is not distributing all of the Subsidiaries' Common Stock owned by it. As a result,

                 (1) Each shareholder receiving shares of the Subsidiary's Common Stock in the Distribution will be treated as if such shareholder received a taxable distribution in an amount equal to the fair market value of the Subsidiary's Common Stock received, which would result in (a) a dividend to the extent of such shareholder's pro rata share of the Parent's current and accumulated earnings and profits for 1997 (there is no accumulated earnings and no earnings are anticipated for 1997) and (b) a reduction in such shareholder's pro rata basis in the Parent's Common Stock to the extent the amount received exceeds such shareholder's share of earnings and profits and a capital gain to the extent the amount received exceeds the shareholder's basis provided that such Parent's Common Stock is held as a capital asset by such shareholder on the Distribution Date.

                 (2) Any shareholder of the Parent receiving cash in lieu of fractional shares of the Subsidiary's Common Stock will be treated as if such shareholder received a taxable distribution in an amount equal to the cash received, which would result in (a) a dividend to the extent of such shareholder's pro rata share of the Parent's current and accumulated earnings and profits for 1997 (there is no accumulated earnings and no significant earnings are anticipated for 1997) and (b) a reduction in such shareholder's basis in the Parent's Common Stock to the extent the amount received exceeds such shareholder's share of earnings and profits and a capital gain to the extent the amount received exceeds the shareholder's basis provided that such Parent's Common Stock is held as a capital asset by such shareholder on the Distribution Date.

                 (3) The holding period of the Subsidiary's Common Stock received by the shareholders of the Parent will include the holding period of the Parent's Common Stock with respect to which the Distribution will be made, provided that such shareholders held the Parent's Common Stock as a capital asset on the Distribution Date.

                 (4) Gain (but not a loss) may be recognized by the Parent upon the Distribution.

         The summary of federal income tax consequences set forth above is for general reference only and does not purport to cover all federal income tax consequences that may apply to all categories of shareholders. All shareholders should consult their own tax advisors regarding the particular federal, foreign, state and local tax consequences of the Distribution to such shareholders. See "Certain Special Considerations-Certain Tax Considerations."

TRADING OF THE SUBSIDIARY'S COMMON STOCK

         There is not currently a public market for the Subsidiary's Common Stock and none is guaranteed after the Distribution Date. Prices at which the Subsidiary's Common Stock may trade after the Distribution cannot be predicted. Until the Subsidiary's Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the Subsidiary's Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the Subsidiary's Common Stock, investor perception of the Subsidiary and the industry in which the Subsidiary participates, the Subsidiary's dividend policy and general economic and market conditions. See "Certain Special Considerations-Dividend Policy," and "Certain Special Considerations - No Current Public Market for the Subsidiary's Common Stock."

         The Subsidiary's Common Stock may be traded on the Electronic Bulletin Board after the Distribution once an application is filed with the NASD by a broker or dealer. There is no guarantee a broker or dealer will file such an application. The Subsidiary initially will have approximately 1800 stockholders of record, based primarily upon the number of stockholders of record of the Parent as of September 13, 1996. See "Certain Special Considerations - No Current Public Market for the Subsidiary's Common Stock."

         The Subsidiary's Common Stock distributed to the Parent's shareholders in the Distribution will be freely transferable, except for (i) securities received by persons who may be deemed to be "affiliates" of Parent within the meaning of Rule 144, in which case such persons may not publicly offer or sell the Subsidiary's Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144 and (ii) securities received by persons that were holders of restricted shares of the Parent's Common Stock, in which case such holders will receive Subsidiary's Common Stock containing the same such restrictions.

REASONS FOR FURNISHING THE INFORMATION STATEMENT

         This Information Statement is being furnished by the Parent solely to provide information to the Parent's shareholders who will receive the Subsidiary's Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of the Parent or the Subsidiary. The information contained in this Information Statement is believed by the Parent to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither the Subsidiary nor the Parent will update the information except in the normal course of their respective public disclosure practices.

                         CERTAIN SPECIAL CONSIDERATIONS

         Shareholders of the Parent should be aware that the Distribution and ownership of the Subsidiary's Common Stock involves certain special consideration, including those described below and elsewhere in this Information Statement, which could adversely affect the value of their holdings. Neither the Subsidiary nor the Parent makes, nor is any other person authorized to make, any representation as to the future market value of the Subsidiary's Common Stock. Any forward-looking statements contained in this Information Statement should not be relied upon as predictions of future events. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized.

LACK OF OPERATING HISTORY AS A SEPARATE ENTITY

         The alternative fuels conversion business was conducted by the Parent as a separate division from late 1992 until August 1996, when the Subsidiary was organized into a wholly-owned subsidiary of the Parent. Accordingly, the Subsidiary does not have a lengthy operating history as an independent or a public company. Management of the Subsidiary has also historically relied upon the Parent for certain administrative services required by the Subsidiary. Because the Subsidiary is currently responsible for maintaining its own administrative functions, its results of operations and financial condition may be materially and adversely affected. See "Relationship Between the Subsidiary and Parent After the Distribution."

FINANCIAL CONDITION

         At August 31, 1996, ExproFuels had cash on hand of $20,871, positive working capital of $49,031 and equity of $908,179. However, it had a deficiency of quick assets (cash and receivables) to current liabilities of $114,282, and its positive cash position was primarily due to cumulative contributions of operating capital of $3,526,136 from the Parent ($1,192,095 in 1996, $1,224,085 in 1995 and $882,566 in 1994). The Parent has subsequently advanced the Subsidiary an additional $338,303 through May 31, 1997.
ExproFuels has raised $500,000 in Convertible Debt, which matures through fiscal year 2000. As a result, at May 31, 1997, ExproFuels had cash on hand of $13,575, positive working capital of $148,932 and equity of $182,066, with a deficiency of quick assets (cash and receivables) to current liabilities of $201,536.

         For the remainder of 1997 and fiscal 1998, ExproFuels must continue to seek additional sources of operating capital through additional debt or equity financings. The Company anticipates returning to the same financiers of its Convertible Debt for funding its additional debt or equity financings; however, the Company has secured no commitment for such financings as of the date hereof. Capital requirements to sustain ExproFuels' growth and on-going operations through its fiscal year ending August 31, 1998 are projected to be at least $250,000 for capital expenditures and an additional $750,000 in working capital. The Subsidiary's financial position poses certain risks, including the risk that (i) the Subsidiary's cash flow from operation will be insufficient to maintain operations; (ii) the Subsidiary will be unable to obtain financing in the future for working capital, capital expenditures and general corporate purposes; and (iii) the Subsidiary will be more vulnerable to economic downturns and may be unable to withstand competitive pressures. See
Note 2 to the Subsidiary's Financial Statements.

CERTAIN TAX CONSIDERATIONS

         Because the Distribution does not qualify as tax free under Section 355 of the Code, in general a corporate tax will be payable by the consolidated group of which the Parent is the common parent based upon the difference between (i) the fair market value of the Subsidiary's Common Stock and (ii) the adjusted basis of the Subsidiary's Common Stock. The corporate level tax will be payable by the Parent and, under the consolidated return regulations, each member of the consolidated group (ie, the Subsidiary) is severally liable for such tax liability; however, because the Parent has a net operating loss carryforward of $16,000,000, any tax due will be absorbed by the Parent's net operating loss carryforward.

         Furthermore, each shareholder receiving shares of the Subsidiary's Common Stock in the Distribution will be treated as if such shareholder received a taxable distribution in an amount equal to the fair market value of the Subsidiary's Common Stock received, which would result in (a) a dividend to the extent of such shareholder's pro rata share of the Parent's current and accumulated earnings and profits for 1997 (there is no accumulated earnings and no significant earnings are anticipated for 1997) and (b) a reduction in such shareholder's pro rata basis in the Parent's Common Stock to the extent the amount received exceeds such shareholder's share of earnings and profits and a capital gain to the extent the amount received exceeds the shareholder's basis, provided that such Parent's Common Stock is held as a capital asset by such holder on the Distribution Date.

NO CURRENT PUBLIC MARKET FOR THE SUBSIDIARY'S COMMON STOCK

         There is not currently a public market for the Subsidiary's Common Stock and there can be no assurance as to the prices at which trading in the Subsidiary's Common Stock will occur after the Distribution. Until the Subsidiary's Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The Subsidiary's Common Stock may trade on the Electronic Bulletin Board following the Distribution once an application is filed with the NASD by a broker or dealer. There can be no guarantee a broker or dealer will file such an application. See "The Distribution - Trading of the Subsidiary's Common Stock."

CHANGES IN TRADING PRICES OF THE PARENT'S COMMON STOCK

         It is expected that Parent's Common Stock will continue to be listed and traded on the NASDAQ Small-Cap Market after the Distribution. As a result of the Distribution, the trading price range of the Parent's Common Stock may be higher or lower than the trading price range of the Parent's Common Stock prior to the Distribution. The combined trading prices of the Subsidiary's Common Stock and the Parent's Common Stock held by shareholders after the Distribution may be less than, equal to or greater than the trading prices of the Parent's Common Stock prior to the Distribution. See "The Distribution - Trading of the Subsidiary's Common Stock."

FRAUDULENT TRANSFER CONSIDERATIONS; LEGAL DIVIDEND REQUIREMENTS

         If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time the Parent effected the Distribution the Parent (i) was insolvent; (ii) was rendered insolvent by reason of the Distribution; (iii) was engaged in a business or transaction for which the Parent's remaining assets constituted unreasonably small capital; or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the shareholders return the special dividend (in whole or in part) to the Parent, or require the Subsidiary to fund certain liabilities for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, the Parent would be considered insolvent if the fair value of its respective assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. In addition, under Section 7- 106-401 of the Colorado Revised Statutes ("CRS") (which is applicable to the Parent in the Distribution) the Parent generally would not be able to make a distribution to its shareholders if its total assets would be less than its total liabilities or if the Parent would not be able to pay its debts as they become due in the usual course of business.

         The Parent's Board and management believe that, based upon the audited financial statements of the Parent, the Parent will be solvent at the time of the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses.

COMPETITION

         There are several very large companies - including Transtar Technologies, N.W. Butane, Southern Union EconoFuel Co. and American Natural Gas Power in Texas and North American Fleet Services, Inc. and Metropane, Inc. in Arizona - that compete with the Subsidiary in the alternative fuels conversion business. The Subsidiary may be at a competitive disadvantage since these other companies have much greater financial resources, larger technical staffs and greater ability to bear the economic risks inherent in this new industry. The Subsidiary's revenues, profitability and future rate of growth are substantially dependent on its ability to compete and increase its sales. In particular, its ability to compete for the conversion of private fleets depends on its ability to reduce costs and finance conversions for the customer. ExproFuels' size allows it to control its cost of conversion; however, its relatively small size limits its ability to finance customers.

DEPENDENCE ON CERTAIN CUSTOMERS

         During 1996, three purchasers of the ExproFuels' alternative fuels vehicles conversion services and products accounted for 25%, 8%, and 8%, respectively, of its total sales. In the event any or all these customers do not continue as customers, the Subsidiary believes that additional customers will continue to be found for such services and products at comparable prices; however, should the

Subsidiary be unsuccessful in such efforts, its results of operations and financial condition will be materially and adversely affected. See "Business-Customers" and Note 9 to the Subsidiary's Financial Statements.


GOVERNMENTAL REGULATION

         The conversion of alternative fuels vehicles are regulated by both state and federal authorities. The executive and legislative branches of government, at both the state and federal levels, have in the past and it appears will continue to periodically propose and consider proposals for regulation with respect to the development and use of alternative fuels, energy conservation, environmental protection, as well as various other related programs. Additional regulation, changes in regulation or re-regulation relating to the above subjects could adversely affect the Subsidiary. See "Business-General Regulations."

CONCENTRATION OF VOTING POWER

         Following the Distribution, the directors and executive officers of the Subsidiary will beneficially own approximately 54.5% of the outstanding shares of the Subsidiary's Common Stock. As a result, the directors and executive officers of the Subsidiary will have the ability to affect the vote of the Subsidiary's shareholders on significant corporate actions requiring shareholder approval, including mergers, share exchanges or sales of all or substantially all of the Subsidiary's assets. With such voting power, the directors and executive officers of the Subsidiary may also have the ability to delay or prevent a change in control of the Subsidiary. See "Security Ownership of Certain Beneficial Owners and Management."

DIVIDEND POLICY

         The future payment of dividends by the Subsidiary will depend on decisions that will be made by the Subsidiary's Board from time to time based on the results of operations and financial condition of the Subsidiary and such other business considerations as the Subsidiary's Board considers relevant.
The Subsidiary does not anticipate paying any cash dividends in the foreseeable future.

               RELATIONSHIP BETWEEN THE SUBSIDIARY AND THE PARENT
                             AFTER THE DISTRIBUTION

         For the purpose of governing certain of the ongoing relationships between the Subsidiary and the Parent after the Distribution and to provide mechanisms for an orderly transition, the Subsidiary and the Parent have entered into the various agreements, and will adopt policies, as described below. The Subsidiary and the Parent have not adopted, however, a conflicts policy to deal with potential conflicts that may arise between the Company and the Parent and the directors and officers.

LEASE AGREEMENT

         The Parent has agreed to lease office space and equipment to the Subsidiary after the Distribution, on a month to month basis, for $4,000 per month. See "Property."

TAX SHARING AGREEMENT

         The Subsidiary and the Parent have agreed that, with respect to periods ending on or before the last day of the year in which the Distribution occurs, the Parent is responsible for (i) filing both consolidated federal tax returns of the Parent and the Subsidiary and applicable state tax returns; and
(ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). The Subsidiary is responsible for filing returns and paying taxes related to the Subsidiary for subsequent periods. The Subsidiary and the Parent have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

ADDITIONAL AGREEMENTS

         The Subsidiary will assume, with respect to the Subsidiary's employees, all responsibility for liabilities and obligations as of the Distribution Date for medical plan coverage. The Parent will assume, with respect to the Parent's employees, all responsibilities for all liabilities and obligations as of the Distribution Date for medical plan coverage. The Subsidiary will pay the Parent $6,000 per month for portions of time of certain employees of the Parent, particularly those in the accounting department, who are utilized by the Subsidiary. This monthly amount is expected to be adjusted quarterly based on actual usage of employees of the Parent by the Subsidiary.

         The Parent and the Subsidiary have agreed that the Distribution does not constitute a termination of employment for the Subsidiary's Employees or the Parent's Employees and those employees of the Parent or of the Subsidiary who are employed immediately prior to the Distribution Date will not be deemed severed from employment from the Parent or of the Subsidiary for purposes of any policy, plan, program or agreement that provides for the payment of severance, salary continuation or similar benefits based on periods of past service.

                              REGULATORY APPROVALS

         The Subsidiary does not believe that any material federal or state regulatory approvals will be necessary in connection with the Distribution.

                              ACCOUNTING TREATMENT

         The historical financial statements of the Subsidiary present its financial position, results of operations and cash flows as if it was a separate entity for all periods presented. The Parent's historical basis in the assets of the Subsidiary has been carried over.

                                 CAPITALIZATION

         The following table sets for the capitalization of the Subsidiary as of August 31, 1996 and as of May 31, 1997 on a historical and proforma basis. The capitalization table should be read in conjunction with the Subsidiary's Financial Statements, the notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere herein.


                                                     AUGUST 31, 1996         MAY 31, 1997           MAY 31, 1997
                                                       HISTORICAL             HISTORICAL            PRO FORMA(2)
 Total Debt (1)  . . . . . . . . . . . . .               $ 85,164             $  898,989             $  898,989
 Equity  . . . . . . . . . . . . . . . . .                908.179                182,066                182,066
                                                         --------             ----------             ----------

   Total capitalization(2) . . . . . . . .               $993,343             $1,081,055             $1,081,055
                                                         ========             ==========             ==========

--------------
(1)  Includes current portion of long-term debt and capital lease obligations.
(2) There are no pro-forma adjustments required as a result of the spin-off of ExproFuels, Inc.

                       SELECTED HISTORICAL FINANCIAL DATA

          The following table presents summary historical financial data derived from the Subsidiary's audited Financial Statements for the three most recent fiscal years ended August 31, 1996 and unaudited Financial Statements as of and for the nine months ended May 31, 1997 and May 31, 1996. The Subsidiary's Financial Statements present the financial position, results of operations and cash flows of the Subsidiary as if it were a separate company operating for all periods presented. The information in the table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Subsidiary included elsewhere herein. No pro forma financial data reflecting the effect of the Distribution is provided as an adjustment to the historical financial data because, in Management's opinion, such pro forma financial data would not differ materially from the historical financial data.

                                                                                 NINE MONTHS ENDED
                                                   Fiscal Year                        MAY 31
                                      -------------------------------------   -----------------------
                                         1996          1995         1994         1997         1996
                                      ----------   -----------   ----------   ----------   ----------
Statement of Operations Data
 Revenues:
  Conversion sales  . . . . . . . .   $  557,641   $   578,362   $  627,366   $  405,181   $  381,983
  Fuel station construction sales .      301,115        97,241      162,603      128,854      299,812
  Alternative fuels sales . . . . .      187,645        97,748       31,664      255,809      137,929
                                      ----------   -----------   ----------   ----------   ----------
       Total revenues . . . . . . .    1,046,400       773,351      821,633      789,844      819,724
 Costs and expenses:
  Costs of sales  . . . . . .   . .      752,024       646,078      701,198      646,985      583,461
  Shop general and administrative .      484,920       415,944      302,647      326,191      336,338
  Depreciation and amortization . .       85,574        92,302       77,543       65,500       67,131
  Abandonment of technological
    rights  . . . . . . . . . . . .           -             -      144,681            -            -
  General and administrative  . . .      404,708       587,916      431,107      458,768      265,190
                                      ----------   -----------   ----------   ----------   ----------
       Total costs and expenses        1,727,226     1,742,240    1,657,176    1,497,444    1,252,120
                                      ----------   -----------   ----------   ----------   ----------
Profit (loss) from operations . . .     (680,825)     (968,889)    (835,543)    (707,600)    (432,396)
Other income (expense):
  Sublease rental income  . . . . .       58,500         6,750            -       13,500       40,500
  Interest income . . . . . . . . .          959           818            3          634          737
  Interest expense  . . . . . . . .      (23,648)      (24,560)     (37,367)     (32,647)     (19,608)
                                      ----------   -----------   ----------   ----------   ----------
       Total other income . . . . .       35,811       (16,992)     (37,364)     (18,513)      21,629
                                      ----------   -----------   ----------   ----------   ----------
Net loss  . . . . . . . . . . . . .   $ (645,014)  $  (985,881   $ (872,907)  $ (726,113)  $ (410,767)
                                      ----------   -----------   ----------   ----------   ----------
Earnings (loss) per share of
  common stock  . . . . . . . . . .   $     (.16)  $      (.25)  $     (.22)  $     (.18)  $     (.10)
                                      ----------   -----------   ----------   ----------   ----------
Weighted average number of
  common shares outstanding . . . .    4,000,000     4,000,000    4,000,000    4,000,000    4,000,000
                                      ----------   -----------   ----------   ----------   ----------
BALANCE SHEET DATA:
  Cash and cash equivalent  . . . .   $   20,871   $     7,263   $    4,711   $   13,575   $   23,392
  Total assets  . . . . . . . . . .    1,249,527       842,007      885,977    1,384,910    1,148,030
  Total debt(1) . . . . . . . . . .       85,164       125,260      344,679      898,989      124,021

OTHER DATA:
  Net cash (used) in operating        $ (626,116)  $(1,115,043)  $ (687,028)  $ (748,982)  $ (509,414)
    activities  . . . . . . . . . .
  Net cash (used) in investing
    activities  . . . . . . . . . .     (512,275)      (99,658)    (266,821)     (72,140)    (243,754)
  Net cash provided by financing
    activities  . . . . . . . . . .    1,151,999     1,217,253      955,451      813,826      768,997

-----------------
(1) Total debt includes current portion of debt and capital lease obligations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

         The Subsidiary was capitalized with the ExproFuels division's assets in August 1996, enabling it to conduct the alternative fuels conversion business previously conducted by the Parent through such division beginning in late 1992. The following analysis and the related financial statements included elsewhere herein are presented as if the Subsidiary were a separate company for all periods presented as discussed in Note 1 to the Subsidiary's Financial Statements.

RESULTS OF OPERATIONS

       Nine Months Ended May 31, 1997 Compared to Nine Months Ended May 31, 1996

         ExproFuels' revenue for the nine months ended May 31, 1997 decreased by 3.6% to $789,844 compared to the corresponding period of the previous fiscal year. Contributing most significantly was a 6.0% increase in conversion sales to $405,181 primarily due to new contracts with San Antonio area school districts and mass transit fleet operators. Alternative fuel sales increased by over 74% to $25,809 for the same period due to the addition of new fleet fueling contracts and 6 new company owned fuel stations placed in operation subsequent to November, 1995. However, the above increase was fully offset by a decline in fuel station construction to $128,854 from $299,812. Gross profit margins declined from 29% in the prior nine months to 18% for the current nine months. The reduced margins reflect a changing sales mix, with a drop in high margin construction sales for the nine-month period, combined with increases in conversion and alternative fuel sales which historically are lower gross margin activities. Overall, general and administrative expenses increased by approximately 73% over the corresponding previous nine months due primarily to accounting, auditing, legal and related expenses associated with the spin-off of the Subsidiary during the current period, and to wage increases, health insurance benefits, payroll taxes and associated payroll costs as compared to the prior period.

         1996 Compared to 1995

         ExproFuels' revenue increased by 35% in 1996 to $1,046,000 from $773,000 in 1995, primarily due to an increase of $204,000 in construction sales and a $90,000 increase in alternative fuel sales. The fuel sales increase reflects the growing number of company owned fuel stations and fleet fuel customers. Gross profits margins improved from 16% in 1995 to 28% in 1996 reflecting less incidents of price cutting by industry competitors, thereby allowing ExproFuels to set favorable sales prices for its conversions and construction services. Overall, general and administrative expenses decreased by approximately $100,000 in 1996 from prior year levels due to ongoing cost control efforts conducted at all levels of the Subsidiary and ExproFuels was generally able to maintain its fixed costs at or under prior year levels, while sales and marketing efforts achieved significant gross sales increases. As a result, ExproFuels' loss from operations declined by $288,064, or 30%, from $968,889 in 1995 to $680,825 in 1996 and its overall net loss declined by $340,867, or 35%, from $985,881 in 1995 to $645,014 in 1996.

         1995 Compared to 1994

         ExproFuels' revenues experienced a net decrease of $48,000, or 7.7%, from 1994 to 1995. Components of this net decrease were a $49,000 decrease in conversion sales and a $65,000 decrease in fuel station construction that was partially offset by a $66,000 increase in alternative fuel sales. Lower conversion sales were primarily the result of the closing of its New Orleans conversion facilities. Lower fuel station construction revenues reflect ExproFuels' decision to build more company owned fuel stations to support its growing fuel sales. Alternative fuels sales increased significantly due to the first full year of operation of company owned fuel stations in Plano and Dallas, as well as additional fuel stations being placed in operation during 1995 under a contract with the Texas Department of Transportation.

         Costs of sales decreased by $55,000, or 7.8%, from 1994 to 1995. This decrease almost matched the Company's decrease in revenues.

         Other costs included a decrease of $145,000 due to the one time charge in 1994 for writing off of the Company's previously acquired technological rights. General and administrative expense increased by $270,000, or 36.8%, from 1994 to 1995. Included in this change are significantly higher costs associated with the Company's New Orleans operations, which closed in 1995, and higher than expected startup costs with its Arizona operations.

         Overall, ExproFuels' loss from operations increased by $133,346, or 16%, from $835,543 in 1994 to $968,889 in 1995 and its net loss increased by $112,974, or 13%, from $872,907 in 1994 to $985,881 in 1995.

CAPITAL RESOURCES AND LIQUIDITY

         At August 31, 1996, ExproFuels had cash on hand of $20,871, positive working capital of $49,031 and equity of $908,179. However, it had a deficiency of quick assets (cash and receivables) to current liabilities of $114,282, and its positive cash position was primarily due to cumulative contributions of operating capital of $3,526,136 from the Parent ($1,192,095 in 1996, $1,224,085 in 1995 and $882,566 in 1994). The Parent has subsequently advanced the Subsidiary an additional $338,303 through May 31, 1997.
ExproFuels has raised $500,000 in Convertible Debt which matures through fiscal year 2000. During this same period, this capital was used to fund its net loss of $726,113 and $39,000 for equipment and two new fuel stations. Additionally, advances totalling $31,798 were made in support of the Company's investment in CNG International, L.L.C. As a result, at May 31, 1997, ExproFuels had cash on hand of $13,575, positive working capital of $148,932 and equity of $182,066, with a deficiency of quick assets (cash and receivables) to current liabilities of $201,536.

         For the remainder of 1997 and fiscal year 1998, ExproFuels must continue to seek additional sources of operating capital through additional debt or equity financings. The Company anticipates returning to the same financiers of its Convertible Debt for funding its additional debt or equity financings; however, the Company has secured no commitment for such financings as of the date hereof. Capital requirements to sustain ExproFuels' growth and on-going operations through August 31, 1998 are projected to be at least $250,000 for capital expenditures and an additional $750,000 in working capital. The Subsidiary's financial position poses certain risks, including the risk that (i) the Subsidiary's cash flow from operation will be insufficient to maintain operations; (ii) the Subsidiary will be unable to obtain financing in the future for working capital, capital expenditures and general corporate purposes; and (iii) the Subsidiary will be more vulnerable to economic downturns and may be unable to withstand competitive pressures. See
Note 2 to the Subsidiary's Financial Statements.

         In fiscal year 1996, the Subsidiary's capital expenditures included approximately $80,000 for equipment purchases for use in U.S. operations. Additional capital investments and advances totaling $442,000 were made by ExproFuels in CNG International, L.L.C. See "Business-International Operations" and Note 3 to the Subsidiary's Financial Statements.

         At August 31, 1995, ExproFuels had cash on hand of $7,263, negative working capital of $37,685, a deficit in shareholders' equity of $1,972,943 and a deficiency of quick assets to current liabilities of $167,012.

         In fiscal year 1995, the Subsidiary's capital expenditures included approximately $101,000 for equipment purchases for use in the U.S. operations, and $150,000 for ExproFuels' growing participation in international operations through its common stock investment in CNG International, L.L.C. See "Business-International Operations."

INFLATION

         The Company's expenses are impacted by inflation. Management believes that over time, however, the Subsidiary will be able to raise prices and sustain profit margins.

                                    BUSINESS

GENERAL

          The Subsidiary is a recently formed corporation which, upon completion of the Distribution, will be a publicly held company that is engaged in the alternative fuels conversion business. The Subsidiary converts gasoline and diesel engines to operate on compressed natural gas (CNG), liquified petroleum gas (LPG) and liquified natural gas (LNG). The Subsidiary also designs, builds, owns, operates and provides fuel for alternative fuel stations. The Subsidiary currently owns and operates twenty LPG motor fuel stations in Texas, owns and operates conversion facilities in San Antonio, Dallas, and Tucson and operates affiliated conversion facilities in Houston and Phoenix. The Company also owns an 11% interest in CNG International, L.L.C., a Tennessee limited liability company that operates an alterative fuels conversion business in Uzbekistan, a former Soviet Republic.

          In late 1992, the Parent entered the alternative fuels vehicles (AFV) conversion business through the creation of its own alternative fuels division, ExproFuels. The alternative fuels division's focus included the conversion of internal combustion engines to run alternately on LPG, CNG or LNG, and the design, installation and operation of alternative fuel refueling stations. The ExproFuels division initiated ongoing operations in Texas and Arizona, while actively pursuing international opportunities in Europe, Asia and Latin America. Since 1994, gross revenues from the ExproFuels division have surpassed gross revenues from the Parent's oil and gas operations, although profitable operating levels have not been attained. In late 1996, the Parent determined it was in its best interest to refocus its resources on its core oil and gas industry. Accordingly, the ExproFuels division was contributed to the Company in August, 1996, in exchange for 100% of the outstanding shares of the Subsidiary's Common Stock. On August 30, 1996, the Parent's Board paid 10% of the outstanding shares of the Subsidiary's Common Stock to the Parent's directors in exchange for serving as directors of the Parent in the past, thereby reducing the Parent's ownership interest in the Subsidiary from 100% to 90%. On September 3, 1996, the Parent's Board declared a stock dividend of 1,910,000 shares (or approximately 48%) of the Subsidiary's Common Stock to its shareholders as of the Record Date.

          The Subsidiary's business strategy is to install additional fuel stations during fiscal year 1997, as well as to continue international marketing and development efforts in Asia and Latin America. The Subsidiary's management is also considering various potential domestic acquisition alternatives with the goal of reaching operational efficiencies enabling ExproFuels to reduce current per unit costs of purchasing, storage and distribution of alternative fuels. Besides significantly enhancing existing net operating margins, such acquisitions could enable ExproFuels to improve its competitive stance in existing markets while facilitating expansion into new markets. The Subsidiary's management continues to pursue adequate sources of equity and debt financing for funding the acquisition of established operating business units, assuming they will provide operating cash flows to ExproFuels within an acceptable timeframe.

         While a division, the Subsidiary's focus included the conversion of internal combustion engines to run alternatively on LPG, CNG or LNG, and the installation and design of alternative fuel refueling stations. During its three and one-half years as a division of the Parent, ExproFuels' business strategy was to:

         1. Provide state of the art internal combustion engine conversions utilizing three natural gas based alternative fuels on a worldwide basis: CNG, LNG or LPG.

         2. Provide turnkey refueling solutions for the convenient and safe delivery of alternative fuels.

         3. Position the Subsidiary to participate in the ongoing business of supplying alternative fuels to its expanding conversion customer base.

         4. Maintain an alternative fuel and equipment neutral position, allowing the Subsidiary's marketing function complete flexibility in responding to the diverse market opportunities with the "best fit" fuel mix and equipment configuration available, as demanded by an extremely specialized and constantly changing market place.

         5. Establish a strong presence in selected U.S. markets prior to 1996 when many more strenuous Environmental Protection Agency and Department of Energy mandates were originally scheduled to come into effect.

         The combination of expertise in vehicle conversions, refueling station construction and fuel sales formed the basis of an additional potentially effective market niche: financing conversions and/or fuel stations through savings generated using the selected alternative fuel. ExproFuels provided alternative fuel vehicles conversions to a growing number of private fleets as well as the large mandated governmental markets at a reasonable and competitive cost and followed up these conversions with superior, ongoing service and maintenance.

         ExproFuels also offered a cost-free alternatively fueled vehicles
(AFV) conversion program to qualified fleets in exchange for long-term fuel contracts. This program was intended to initiate the heaviest fuel consumers into alternative fuels use in the least painful manner possible, while providing ExproFuels a base from which to expand its fuel service capabilities. Through detailed cost and savings analysis, ExproFuels outlined a cost-savings plan for fleets which qualified for ExproFuels' long-term fuel contract program and would assure the fleet operator's compliance with current laws and anticipated standards. The programs were set up so that the customer's fuel price could be based on either a percentage of unleaded gasoline assuring a fixed fuel cost savings, or various other fuel pricing scenarios. ExproFuels also provided clients with information regarding tax credits, tax deductions, pollution credits and other incentives being offered by various federal and state programs.

         ExproFuels actively solicits vehicle conversions, maintenance contracts and fuel service contracts from fleets that are either mandated to comply in the various alternative fuels and clean air legislation initiatives or choose to convert their fleet for various economic and environmental benefits.

         In its first three full years of operation, the Subsidiary's customers have come to include the U.S. Government, the Governments of Uzbekistan and Colombia, several U.S. state agencies including the Texas Department of Transportation, the Railroad Commission of Texas, the General Services Commission of Texas, the Department of Transportation of the State of Louisiana (through Ecogas, Inc.), and the Department of Administration for the State of Arizona. Additionally, ExproFuels converts vehicles and builds refueling stations for parishes, school districts, transit systems, utilities, municipalities, private fleets and light industrial users.

TEXAS OPERATIONS

         San Antonio Facilities:

         The first conversion center operated by the Subsidiary was opened in May, 1993, in San Antonio. Since its opening, the center has converted over 400 vehicles to LPG, including buses, vans, forklifts, industrial engines, and assorted automobiles and trucks. At August 31, 1996, ExproFuels' vehicle conversion backlog under contract stood at 111 units. The facility has designed and installed 24 private use LPG fuel stations since its opening, with six opened during the current fiscal year. 19 of these fuel stations are owned and operated by ExproFuels. Monthly LPG motor fuel sales from all facilities has grown from 340 gallons during December, 1994 to over 36,000 gallons during August, 1996, with an annual volume of over 231,000 gallons for the current fiscal year.

         Based on recent monthly activity, the Subsidiary's management believes annual fuel sales at its San Antonio facility may increase by at least 100% in fiscal year 1997. Current year construction activity included a compressed natural gas fuel station contract at Kelly AFB in San Antonio. The fueling facility is one of the largest in the region, valued at over $260,000. In fiscal year 1997, the Subsidiary expects to increase the volume of CNG conversion maintenance and repair work it now performs for the expanding Kelly AFB and Lackland AFB natural gas vehicle fleets.

         Dallas Facilities:

         The Dallas conversion center opened in May, 1994. Since its opening, the center has converted over 50 vehicles, while its ongoing customers include four municipalities and three commercial fleets. The Subsidiary was recently selected as the ongoing preferred contractor for the City of Plano for 80 additional LPG conversions and a two year LPG fuel supply contract. The final award of the contract is pending the finalization of current lease negotiations for a second fuel station location on Texas Utilities property in the Plano area. The Subsidiary expects to continue the development of its network of fueling sites for new fleet customers as well as for the existing alternative fuel-powered vehicles in the Dallas Metroplex. During the current fiscal year, the Dallas facility was awarded a service contract by the Texas Department of Transportation involving the testing of CNG cylinders on existing vehicles over a two year contract period. The contract is valued at over $75,000 and compliments the ongoing fleet repair and maintenance business performed in the Dallas facility. Current year sales reached approximately $158,000, including $90,000 in fuel sales. Based on recent activity, the Subsidiary expects a significant increase in overall volumes for fiscal year 1997 at the Dallas center.

ARIZONA OPERATIONS

         ExproFuels entered the Arizona market during 1995, with the opening of affiliated centers in Phoenix and Tucson to convert vehicles and supply conversion kits under a contract that it had been awarded by the State of Arizona. The Company began offering its services through existing, locally owned automotive repair facilities under a management agreement with Arizona-based Environmental Fuel Systems. The existing facilities provided traditional automotive repair services to the motoring market place while remaining available to the Subsidiary when needed for conversions. ExproFuels has converted over 70 vehicles since opening in Arizona through conversion contracts with 5 municipalities, the state of Arizona, school districts and Davis Monthan AFB. Subsequent to August, 1996, the Subsidiary successfully contracted for the conversion of 28 new vehicles to LNG for the use of the City of Phoenix Department of Transportation. While state legislative changes enacted during fiscal year 1996 have encouraged ExproFuels to maintain its presence in the Arizona market, ongoing overhead reduction strategies will continue until significant, continuous contracting opportunities are identified and successfully developed. The Subsidiary is actively seeking more bidding opportunities to expand its conversion and fueling business in Arizona.

LOUISIANA OPERATIONS

         In early 1994, ExproFuels was selected as a subcontractor for Ecogas, Inc., a Texas based company holding a contract to convert up to 25% of the State of Louisiana's vehicles to CNG. ExproFuels was selected to convert approximately one-half of these vehicles and opened a conversion facility in New Orleans, as required under its agreement with Ecogas. Unfortunately, Ecogas was never able to meet the conversion rates established in the contract and the number of state vehicles submitted for conversion were not sufficient to maintain profitable operations. A total of 94 vehicles were eventually converted to CNG at the Subsidiary's facilities prior to the suspension of operations during the 2nd quarter of 1995. ExproFuels successfully subleased the New Orleans conversion center to an unrelated business on a noncancellable basis, with sublease base terms extending through the base period of the Subsidiary's original building lease.

INTERNATIONAL OPERATIONS

         Throughout fiscal year 1995 and 1996, ExproFuels expanded its support of existing projects as well as initiated new activities in various international alternative fuels programs. As a recognized participant in this emerging industry, the Subsidiary continues to come to the attention of foreign-based public and private entities interested in bringing ExproFuels' expertise to their countries. It is ExproFuels' continuing challenge to identify and successfully participate in those foreign opportunities that offer new, profitable markets for our technologies.

         Uzbekistan:

         During 1995, ExproFuels signed a participation agreement with American Technical Institute ("ATI") and American Engineering, Inc. ("AEI"), both of Memphis, Tennessee, to provide project management, technical evaluation and additional assistance in the development of business with the Government of Uzbekistan. CNG International, Inc. ("CNG International") was incorporated for these purposes and at August 31, 1996, ExproFuels owned an approximate 11% interest in it. CNG International is in negotiations with the Government of Uzbekistan to participate with that nation, on a profitable basis, in the conversion of a majority of government owned motor vehicles to operate on CNG and to develop, own and operate the CNG fueling infrastructure throughout that nation. CNG International will participate in the development of a manufacturing industry for primary conversion components within Uzbekistan. Detailed in-country studies conducted during 1995 and 1996 support estimates of approximately 200,000 vehicle conversions and 300 CNG refueling stations to be built during the first 5 years, although there can be no guarantee such estimates will prove accurate.

         Throughout fiscal year 1996, ExproFuels has continued to provide significant support to CNG International, while maintaining its equity stake at approximately 11%. Progress has been made throughout the current year on the following items: the successful conclusion to the ExproFuels' led feasibility study and pilot CNG conversion project including the conversion of 15 Uzbek government vehicles; the acceptance and approval of study results by all affected Uzbek government agencies, including the National Bank of Uzbekistan; the official signing of the Uzbek Cabinet of Ministers decree by Uzbek President Karimov authorizing the conversion of a large portion of that country's vehicle fleet to operate on CNG; the signing of the definitive joint venture agreements between American parties and Uzbek parties in the U.S. Capital Building in August, 1996; and the opening of offices in Tashkent, the capital city of Uzbekistan shortly thereafter.

         Subsequent to year end, final startup activities continue, although such startup activities continue to be slow through the first 3 quarters of fiscal 1997. However, startup activities of CNG International have recently been slowed further, if not put at risk, by disputes between ExproFuels and CNG International, ATI and AEI. These disputes have resulted in the filing of two lawsuits in July, 1997, one by ExproFuels in federal court in San Antonio, Texas, and the other by ATI and AEI in state court in Memphis, Tennessee. In its lawsuit, ExproFuels claims breach of contract and is seeking, among other things, (i) damages in the amount of ExproFuels' investment in CNG International (approximately $380,000), ExproFuels' unreimbursed expenses advanced to CNG International (approximately $243,000) and ExproFuels' lost profits or (ii) recision of ExproFuels' arrangement with CNG International and a refund of all monies invested in or advanced to CNG International. ATI and AEI, in their lawsuit, have sued ExproFuels for, among other things, breach of contract, tortious interference with contract, libel, slander, defamation and unfair competition. ATI and AEI are seeking a declaratory judgment that ExproFuels' interest in CNG International is null and void as well as compensatory and exemplary damages. While ExproFuels intends to pursue its claims and vigorously defend itself against ATI's and AEI's claims, ExproFuels can not predict the eventual outcome of such litigation or the long-term effect of such litigation on ExproFuels' investment in CNG International.

         Latin America:

         During the current year, ExproFuels has continued to participate in the development of various Latin American programs relative to its expertise and the public and private contacts it has gained over the last two years.
Many of these countries or regions are in the early stages of the introduction of alternative fuels to their general public. The ongoing privatization of state-owned oil and gas industries in most of these countries offers a special window of opportunity for ExproFuels to participate in the development of in-country alternative fuels infrastructure, conversions and associated operations. Currently, a proposal remains pending with Ecopetrol, the state-owned oil company of Colombia, for an extensive training program for the safe use and development of LPG and CNG as motor fuels. Ecopetrol's alternative fuels program has failed to develop at the rate the Colombian government originally indicated. During fiscal 1996, the Subsidiary participated in two trade exhibitions in Colombia which generated approximately $12,000 in conversion equipment and fuel station parts sales to Ecopetrol, and is currently pursuing in-country investors and developing local market knowledge for the establishment of an alternative fuels products distribution company. The Subsidiary is also participating in industry trade shows, technical symposiums and other opportunities to introduce itself to the marketplace in these developing markets. The Subsidiary is currently in the process of establishing strategic alliances or joint ventures with key industry participants in various countries and feels strongly that significant revenue producing opportunities, currently being developed, will be confirmed during the 2nd quarter of fiscal year 1997 and initiated within the current fiscal year.

COMPETITION

         There are several very large companies - including Transtar Technologies, N.W. Butane, Southern Union EconoFuel Co. and American Natural Gas Power In Texas and North American Fleet Services, Inc. and Metropane, Inc. in Arizona - that compete with the Subsidiary in the alternative fuels conversion business. The Subsidiary may be at a competitive disadvantage since these other companies have much greater financial resources, larger technical staffs and greater ability to bear the economic risks inherent in this new industry. The Subsidiary's revenues, profitability and future rate of growth are substantially dependent on its ability to compete and increase its sales. In particular, its ability to compete for the conversion of private fleets depends on its ability to reduce costs and finance conversions for the customer. ExproFuels' size allows it to control its cost of conversion; however, its relatively small size limits its ability to finance clients. See "Certain Special Considerations-Financial Condition."

CUSTOMERS

         During 1996, three purchasers of the ExproFuels' alternative fuels vehicles conversion services and products accounted for 25%, 8% and 8%, respectively, of its total sales. In the event any or all these customers do not continue as customers, the Subsidiary believes that additional customers will continue to be found for such services and products at comparable prices; however, should the Subsidiary be unsuccessful in such efforts, its results of operations and financial condition would be materially and adversely affected. See "Certain Special Considerations-Dependence on Certain Customers" and Note 9 to the Subsidiary's Financial Statements.

EMPLOYEES

         As of June 30, 1997, the Subsidiary employed 11 full-time employees including management. The Company believes its relations with its employees are good. None of the Company's employees are covered by union contracts.

GENERAL REGULATIONS

         The conversion of alternative fuels vehicles are regulated by both state and federal authorities. The executive and legislative branches of government, at both the state and federal levels, have in the past and it appears will continue to periodically propose and consider proposals for regulation with respect to the development and use of alternative fuels, energy conservation, environmental protection, as well as various other related programs. Additional regulation, changes in regulation or re-regulation relating to the above subjects could adversely affect the Company. A listing of the more significant current state and federal statutory authority for regulation of the Subsidiary's current operations and business are provided herein below.

         Federal Regulatory Controls:

         The Clean Air Act of 1970, as amended (the "Clean Air Act"), requires that the concentration of pollutants in exhaust gases from the nation's cars, trucks and buses fall below prescribed pollution limits. Emission standards for different types of vehicles were established for carbon monoxide, hydrocarbons and nitrogen oxides. The Clear Air Act authorized the Environmental Protection Agency ("EPA") to establish maximum concentration levels for six pollutants: carbon monoxide, nitrogen oxides, ozone, particulate matter, sulfur dioxide and lead. The Clean Air Act requires that states, where the concentrations exceed the standards, develop plans to control these emissions and to reduce these contaminates. States which do not comply face possible bans on new source construction, freezes on federal grants and reduction in highway funds. If states fail to implement an adequate plan, the EPA may implement its own control measures which include downtown parking restrictions, staggered working hours, and gasoline rationing, as well as many other actions.

         The Clean Air Act Amendments of 1990 (the "1990 CAA Amendments") clarified how areas would be designated as non-attainment areas for ozone, carbon monoxide and particulate matter in accordance with the severity of the air pollution problem. In November 1991, the EPA identified 98 non-attainment areas for ozone, 42 areas for carbon monoxide and 71 areas for particulate matter. Additional areas may be added if their air quality declines below the standards. Because automobiles, trucks and buses are among the biggest contaminators, the Subsidiary has recognized the need for businesses and state and local governments to convert their vehicles to run on clean fuels such as LPG, CNG or LNG. The Subsidiary believes that these regulations will be strong motivation to these entities to convert their vehicles, thereby increasing activity in this newly emerging industry in which the Subsidiary is participating. For example, beginning with 1998 models, fleets with 10 or more vehicles capable of being centrally refueled in the 22 smoggiest cities (the serious, severe and extreme ozone nonattainment areas plus Denver, Colorado for carbon monoxide nonattainment) must begin to buy clean fuel vehicles.
Beginning in the model-year 1998, 30 percent of new passenger cars and most categories of light trucks and vans bought for these fleets must be clean fuel vehicles. The percentage rises to 50 percent in 1999 and 70 percent in 2000. For heavy-duty vehicles including school buses and delivery vans, the phase-in stays a constant 50 percent of new purchases beginning in 1998. Past history has shown that mandates of this type are generally met by the purchase of new gasoline or diesel vehicles and converting them to run on alternative fuels. Also under the 1990 CAA Amendments are mandates for the EPA which began testing urban bus fleets in 1994. If it is found that the buses are not meeting the new standards in use, the EPA may mandate a switch to cleaner fuels in 48 cities with populations of more than 750,000.

         The Energy Policy Act of 1992, as amended (the "Energy Policy Act"), also provides federal mandates for AFV's. The primary aim of the Energy Policy Act is to reduce dependence of the United States on crude oil imports. The Energy Policy Act directly affects light-duty federal, state and some private fleets of at least 20 vehicles that can be centrally refueled and are operated in metropolitan areas with populations of 250,000 or more. The minimum federal fleet requirements for light duty AFV are as follows: 5,000 in 1993; 7,500 in 1994; 10,000 in 1995; 25% in 1996; 33% in 1997; 50% in 1998; and 75% for 1999
and thereafter. In addition, federal fleets are mandated to use commercial fueling facilities that offer alternative fuels to the public as much as
practicable.   Purchases of light-duty vehicles by state governments are
required to be AFV in the following amounts: 10% in 1996; 15% in 1997; 25% in 1998; 50% in 1999; and 75% in 2000 and thereafter. Private sector companies that make alternative fuels, such as natural gas, electric and LPG producing companies, are required to introduce AFV's into their fleets as follows: 30% in 1996; 50% in 1997; 70% in 1998; and 90% in 1999 and thereafter. Executive Order 12844, issued in April 1993, requires federal agencies to acquire, subject to the availability of funds and life-cycle costs, AFV's in numbers that exceed by 50% the requirements for 1993 through 1995 set forth in the Energy Policy Act.

         State Regulatory Controls:

         The 1990 CAA Amendments have caused at least sixteen states to pass legislation requiring the purchase or conversion of vehicles to run on clean fuels. Most of these require certain percentages of the state's own vehicle fleet to be converted by various dates. In addition, some states have mandated that school buses and metro transit systems convert percentages of their fleets within given time frames. Texas, for example, has legislated that school districts which operate more than 50 buses, state agencies with more than 15 vehicles and local transit authorities are not allowed to purchase or lease vehicles which cannot operate on an approved alternative fuel after September 1, 1993. By September 1, 1997, 50% of these fleets must be converted; and by September 1, 2001, 90% must be operating on alternative fuels. In addition, Texas Senate Bill 769 requires that local government fleets of more than 15 vehicles and private fleets of more than 25 vehicles in non-attainment areas must convert their vehicles. Under HB 2575, Arizona has mandated that 40% of the state's fleet of vehicles must be converted to alternative fuels by December 31, 1995 and 90% by December 31, 1997. Additionally, large cities are required to convert city-owned vehicles and school buses under the following schedules: 18% by 1996; 25% by 1997; 50% by 1999; and 75% by 2001. In
Louisiana, Acts 927 and 954 require that 30% of the state's vehicles be converted to alternative fuels by September 1, 1994; 50% by September 1, 1996; and 80% by September 1, 1998. Many states have similar legislation which either legislates that conversions occur or gives incentives to help with the conversions although punitive actions have not always followed non-compliance.

         In March, 1995 SB 200 was passed by the Texas Legislature which significantly affects certain sectors of the alternative fuels industry. The bill reclassified reformulated gasoline as an alternative fuel, in recognition of its cleaner, less polluting attributes. While effectively diminishing the effect of upcoming deadlines on state regulatory mandates on some public and private sector fleets operating in Texas, it established higher standards of allowable emissions for certain public fleets, such as state agencies and public transportation fleets. The Subsidiary believes that it will not be significantly impacted by this legislation. Additionally, the Subsidiary is closely monitoring the legislative developments in Arizona where it also operates. HB 2002 was passed by the Arizona Legislature in late 1996 and includes numerous beneficial provisions intended to encourage the use of LPG and CNG by various categories of vehicle owners. Incentives include special reduced rates for AFV license plates, special permission allowing AFV's to use HOV lanes regardless of number of occupants, and the repeal of an $0.18 per gallon use fuel tax on alternative fuels. The Subsidiary believes these incentives, together with other incentives targeted at the public sector, will allow alternative fuel conversions to be justified economically more readily by many fleets throughout Arizona. As of year end, the Subsidiary was not aware of any Arizona legislation which would significantly dilute that state's mandate and related deadlines effecting the alternative fuel vehicles industry: however, there can be no assurance that new legislation will not be forthcoming in some future date which could adversely effect the Company's ability to conduct its business in Arizona.

         Environmental Regulation:

         The Clean Air Act and the 1990 CAA Amendments have made improving the air quality in the United States a major goal. To this end, the EPA has established maximum permitted levels for six major air pollutants: carbon monoxide, nitrogen oxide, ozone, particulate matter, sulfur dioxide and lead. Certain metropolitan areas have been designated as non-compliance areas. These areas have been classified as marginal, moderate or severe depending upon the level of contamination. The EPA has established a time schedule for each of these classifications to be brought within compliance with these two Acts. ExproFuels converts vehicles to run on LPG, CNG or LNG which lowers the level of the pollutants being emitted in the non-attainment area because these alternative fuels are much cleaner-burning fuels than gasoline. ExproFuels is, consequently, subject to the EPA standards for emissions from vehicles which have been converted. Some states have adopted their own standards; most of these have adopted those of the California Air Resources Board ("CARB") which has been a leader in defining acceptable limits for pollutants. ExproFuels must also comply with the applicable state regulations regarding the conversion of vehicles and the sale of alternative fuels.

         Federal and State Tax Considerations:

         In October of 1992, Congress passed the Comprehensive National Energy Policy Act which encourages the use of natural gas by providing a deduction for a portion of the incremental cost of motor vehicles that are propelled by clean burning fuels. The amount of the deduction depends on the gross vehicle weight and ranges from $50,000 for heavy trucks and buses, $5,000 for medium weight trucks and $2,000 for other motor vehicles. This Act also allows a deduction for the cost of qualified clean fuel vehicle refueling property, defined as property used to refuel clean-fuel vehicles at the point where the fuel is delivered. The aggregate cost that may be taken into account in determining the amount of the deduction may not exceed $100,000 at any location. The deductions apply to properties placed in service after June 30, 1993. At least twenty-four states have enacted their own legislation to give additional incentives to companies desiring to convert or purchase natural gas vehicles. These incentives vary considerably from state to state. Arizona reduces the license tax and gives a tax credit of $1,000 for alternative fuel vehicles purchased in 1994, 1995 and 1996. Oklahoma gives a state income tax credit of up to $1,500 and has provided interest free loans of up to $1,500,000 to local government and school districts to convert vehicles. Louisiana provides that 20% of the conversion cost can be deducted as a tax credit.
Texas has legislated that propane and natural gas are exempt from the recent increase of $0.05 per gallon motor fuels tax.

LITIGATION

         The Subsidiary is not involved in any matters of litigation incidental to its business, other than the following: Disputes between ExproFuels and CNG International, AEI and ATI have resulted in the filing of two lawsuits in July, 1997, one by ExproFuels in federal court in San Antonio, Texas, and the other by ATI and AEI in state court in Memphis, Tennessee. In its lawsuit, ExproFuels claims breach of contract and is seeking, among other things, (i) damages in the amount of ExproFuels' investment in CNG International (approximately $380,000), ExproFuels' unreimbursed expenses advanced to CNG International (approximately $243,000) and ExproFuels' lost profits or (ii) recision of ExproFuels' arrangement with CNG International and a refund of all monies invested in or advanced to CNG International. ATI and AEI, in their lawsuit, have sued ExproFuels for, among other things, breach of contract, tortious interference with contract, libel, slander, defamation and unfair competition. ATI and AEI are seeking a declaratory judgment that ExproFuels' interest in CNG International is null and void as well as compensatory and exemplary damages. While ExproFuels intends to pursue its claims and vigorously defend itself against ATI's and AEI's claims, ExproFuels can not predict the eventual outcome of such litigation or the long-term effect of such litigation on ExproFuels' investment in CNG International.


                                   PROPERTIES

         The Subsidiary's administrative offices are located at 500 North Loop 1604 East, Suite 250, San Antonio, Texas. These offices, consisting of approximately 5,700 square feet, are leased from the Parent, on a month to month basis, for $4,000 per month. In addition, ExproFuels leases four other facilities:

                                                 Approximate            Monthly
Location                   Type                  Square Feet            Rental              Expiration
--------                   ----                  -----------            ------              ----------
San Antonio, Texas         conversion             5,000                 $2,500              May 1999

New Orleans, Louisiana     conversion            15,000                  4,200              February 1997

Dallas, Texas              conversion             7,000                  1,900              May 1997

Dallas, Texas              fueling                8,200                    400              July 1998

The New Orleans facility has been closed by the Subsidiary, and the facility was subleased under a noncancellable lease for $4,500 per month which expired in February, 1997. Management believes these facilities are suitable to accommodate the anticipated growth of ExproFuels in these cities over the next several fiscal years. While no additional conversion center locations are anticipated to be leased in other cities during the next fiscal year, the Subsidiary is seeking additional fuel station sites.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         Following the Distribution, it is intended that the Subsidiary will continue to be operated in substantially the same manner in which it is currently operated. Set forth below is information with respect to those individuals who serve as a director or executive officer of the Subsidiary as of the Distribution Date.

                                                         OTHER POSITIONS AND BUSINESS EXPERIENCE
                                                         PRIOR TO BECOMING AN EXECUTIVE OFFICER OF THE SUBSIDIARY
 NAME AND TITLE                                    AGE
 Stephen M. Gose, Jr.  . . . . . . . . . . . . . .  66   Stephen  M.  Gose,  Jr., has  served  as  Chairman  of  the  Board of
   Chairman of the Board of Directors                    Directors  of the Subsidiary  since August 1996, and  of Parent since
                                                         July,  1984.  He has been  active for more than  thirty-five years in exploration and development of oil and gas properties, in real estate development,  and  in  ranching  through  the  operations  of  Cibolo
                                                         Properties,  Inc.,  its predecessors  and  affiliates.    The Company
                                                         anticipates Stephen M.  Gose, Jr. will spend  an equal amount of time
                                                         (approximately  10 hours  per  month)  as Chairman  of the  Board  of
                                                         Directors of the Parent and of the Subsidiary.

 Thomas H. Gose  . . . . . . . . . . . . . . . . .  41   Thomas H.  Gose has  served as  the President  and a  Director of the
   President and Director                                Subsidiary  since August 1996.  He has also served as Director of the
                                                         Parent since  February 1989  and  as Secretary  of the  Parent  since
                                                         January  1, 1992.   He  is the  sole Director,  CEO and  President of
                                                         Cibolo Properties, Inc.  He formerly served as President of  Spectrum
                                                         Resources, Inc. since 1987.  Thomas  H. Gose is the son of Stephen M.
                                                         Gose, Jr.   The  Company anticipates that Thomas  H. Gose  will spend
                                                         approximately  40 hours per week on the business of the Company and 4 hours per week as a director of the Parent.

 James E. Sigmon.  . . . . . . . . . . . . . . . .  48   James E.  Sigmon has  served as  a Director  of the  Subsidiary since
   Director                                              August 1996.  He has served  as the Parent's President since February
                                                         1985 and a Director  of the Parent since July 27, 1984.   The Company
                                                         anticipates that  James E.  Sigmon will spend  approximately 40 hours per week  on the  business of the Parent  and 4  hours per week  as a director of the Subsidiary.

 Richard A. Sartor . . . . . . . . . . . . . . . .  45   Richard A. Sartor has  served as the Controller of the Subsidiary and
   Controller                                            of the Parent since April  1997.  The Company  anticipates Richard A.
                                                         Sartor will spend an equal amount of time (approximately 20 hours per week) as Controller of the Subsidiary and the Parent.

 Roberto R. Thomae . . . . . . . . . . . . . . . .  46   Roberto  R. Thomae  has  served  as Chief  Financial Officer  of  the
   Chief Financial Officer                               Subsidiary  and  of  the  Parent since  August  1996.    The  Company
                                                         anticipates  Roberto R.  Thomae will  spend an  equal amount  of time
                                                         (approximately 20 hours  per week) as Chief Financial Officer  of the
                                                         Subsidiary and the Parent.

Each of the aforementioned executive officers and/or Directors have been elected to serve for one year or until his successor is duly elected. The Board of Directors has no nominating, audit or compensation committee. Members of the Board of Directors are not compensated for any services provided as Directors.

EXECUTIVE COMPENSATION

         Prior to the Distribution, ExproFuels has functioned as a division or a subsidiary of the Parent and its management has been employed by the Parent. The following Summary Compensation Table sets forth a summary of the compensation paid during the past fiscal year by the Subsidiary to the individuals serving as the Subsidiary's chief executive officer and the four most highly compensated executive officers whose total annual salary and bonus exceeds $100,000 (the "Named Executives"). The compensation amounts in the following tables represent all compensation paid to each such individual in connection with his position with the Subsidiary only.

                           SUMMARY COMPENSATION TABLE

                                                Annual Compensation        Long Term Compensation
                                              ----------------------      ------------------------
                                                                          Securities     All Other
                                                                          Underlying     Compen-
Name and Principal Position     Fiscal Year   Salary         Bonus        Options        sation
Thomas H. Gose, President       1996          $72,000        $  0.00         -0-         $ -0-

STOCK OPTION GRANTS, EXERCISES AND YEAR-END VALUE

         The Subsidiary did not grant any options to the Named Executives during fiscal year 1996, and no options to purchase shares of the Subsidiary's Common Stock were outstanding in the name of the Named Executives at August 31, 1996.

EMPLOYMENT CONTRACTS

         The Subsidiary has no employment contracts with any of its Named Executives.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is the beneficial ownership of the Subsidiary's Common Stock at February 1, 1997, by (i) each person who is known to beneficially own more than 5% of the outstanding shares of the Subsidiary's Common Stock, (ii) each director of the Subsidiary, (iii) each Named Executive and (iv) executive officers of the Subsidiary as a group. The address for each director, Named Executive and The Exploration Company is the Subsidiary's address.

                                                SHARES OF THE SUBSIDIARY'S
                                                 COMMON STOCK BENEFICIALLY          SHARES OF THE SUBSIDIARY'S
                                                     OWNED PRIOR TO THE             COMMON STOCK BENEFICIALLY
 NAME OF BENEFICIAL OWNER                              DISTRIBUTION(1)            OWNED AFTER THE DISTRIBUTION(1)
                                                     Number              %                Number             %
                                                     ------              -                ------             -
 Stephen M. Gose . . . . . . . . . . . . . .      3,650,000           91.3             1,740,000            43.5

 Thomas H. Gose  . . . . . . . . . . . . . .      3,950,000           96.3             2,040,000            49.8

 James E. Sigmon . . . . . . . . . . . . . .      3,800,000           92.7             1,890,000            46.1
 The Exploration Company . . . . . . . . . .      3,600,000           90.0             1,690,000            42.0

 All directors and executive officers as a
   group(2)  . . . . . . . . . . . . . . . .      4,200,000          100.0             2,290,000            54.5
 -----------

(1) Except as otherwise noted, the Subsidiary believes that each named individual has sole voting and investment power over the shares beneficially owned.

(2) The number of shares beneficially owned by Messrs. Stephen M. Gose, Thomas H. Gose and James E. Sigmon includes 0, 100,000 and 100,000 shares, respectively, of the Subsidiary's Common Stock reserved for issuance under options which are exercisable within 60 days and includes all of the shares of the Subsidiary's Common Stock beneficially owned by the Parent, of which all three serve as a director and share voting and dispositive power with the Parent.

                 THE SUBSIDIARY'S 1996 FLEXIBLE INCENTIVE PLAN

GENERAL

         In January 1996, the Subsidiary's Board of Directors adopted the 1996 Plan and the Subsidiary's only shareholder, the Parent, approved the 1996 Plan on August 15, 1996.

         The purpose of the 1996 Plan is to enable the Subsidiary to attract, motivate and retain highly talented executive officers by enabling the Subsidiary to make awards that recognize the creation of long-term value for the Subsidiary's shareholders and promote the continued growth and success of the Subsidiary. To accomplish this purpose, the 1996 Plan provides for the granting to eligible persons of incentive stock options ("ISOs"), as defined in
Section 422A(b) of the Code, options which do not qualify as ISOs ("NQOs"), stock appreciation rights ("SARs"), restricted stock ("Restricted Share"), performance shares ("Performance Shares"), performance units ("Performance Units"), dividend equivalent rights ("DERs") and any combinations thereof. For purposes of this Information Statement, ISOs, NQOs, SARs, Restricted Shares, Performance Shares, Performance Units and DERs are collectively referred to as "Awards." Recipients of such Awards are hereinafter referred to individually as an "Awardee" and collectively as "Awardees." ISOs and NQOs are sometimes referred to individually as an "Option" and collectively as "Options," and an Awardee of an Option is sometimes referred to individually as an "Optionee" and collectively as "Optionees."

         The 1996 Plan is not a qualified pension, profit sharing or stock bonus plan under Section 401 (a) of the Code, nor is it an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Pursuant to the 1996 Plan, a total of 400,000 shares of Common Stock may be issued under the 1996 Plan; however, the maximum number of shares of the Subsidiary's Common Stock with respect to which Awards may be granted in any fiscal year to any executive officer whose compensation is required to be reported in the Company's proxy statement pursuant to rules promulgated under the Exchange Act and whose total compensation is possibly subject to the limitations on deductions imposed by Section 162(m) of the Code (such executive officer being hereinafter referred to as a "Named Officer") shall not exceed 80,000. Shares issued under the 1996 Plan may be either authorized and unissued Subsidiary's Common Stock or the Subsidiary's Common Stock held in or acquired for the treasury of the Subsidiary. Any shares of the Subsidiary's Common Stock subject to an Option or SAR that are not issued prior to the expiration of such awards, or any Restricted Stock or Performance Shares that are forfeited, will again be available for award under the 1996 Plan. In the event that shares of the Subsidiary's Common Stock are delivered to the Subsidiary in payment of the exercise price with respect to any Option granted under the 1996 Plan, the number of shares available for future awards under the 1995 Plan will be reduced only by the net number of shares issued. There are no aggregate limits to non-stock based awards which may be granted under the 1996 Plan.

         As of November 1, 1996, ISOs to purchase 300,000 shares of the Subsidiary's Common Stock had been issued under the 1996 Plan. No adjustment will be made to the outstanding ISOs as a result of the Distribution. As a result, only 100,000 shares of the Subsidiary's Common Stock will be available for issuance under the 1996 Plan.

         The following description of the 1996 Plan is a summary of certain provisions of the 1996 Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the provisions of the 1996 Plan, a copy of which is included as an exhibit to the Subsidiary's Form 10-SB Registration Statement filed with the SEC.

ELIGIBLE PARTICIPANTS

         Eligibility for participation in the 1996 Plan is confined to key employees of the Subsidiary and its subsidiaries, as determined by the Subsidiary's Board in its sole discretion. There are approximately 6 persons who will be currently eligible to participate in the 1996 Plan. Unless otherwise employed by the Subsidiary, non-employee directors will not be entitled to participate in the 1996 Plan.

ADMINISTRATION

         The Subsidiary's Board will administer the 1996 Plan and has broad powers under the 1996 Plan to, among other things, administer and interpret the 1996 Plan, establish guidelines for the 1996 Plan's operation, select persons to whom Awards are to be made under the 1996 Plan, determine the types, sizes and combinations of Awards to be granted under the 1996 Plan, and determine other terms and conditions of an Award. In addition, except as set forth below under "Amendment and Termination," the Subsidiary's

Board also has the power to modify or waive restrictions or limitations on the exercisability of Awards and to accelerate and extend existing Awards. The Subsidiary's Board may also determine whether, and to what extent and under what conditions to provide loans to eligible participants to purchase the Subsidiary's Common Stock under the 1996 Plan. In addition, the Subsidiary's Board has the power to modify the terms of existing Awards, including, in the case of Options, the exercise price thereof.

OPTIONS

         Under the 1996 Plan, the Subsidiary's Board may grant Awards in the form of Options to purchase shares of the Subsidiary's Common Stock. Options may be in the form of ISOs or NQOs. The Subsidiary's Board will, with regard to each Option, determine the number of shares subject to the Option, the term of the Option (which, for ISOs, shall not exceed ten years), the exercise price per share of stock subject to the Option (which, for ISOs, must be not less than the fair market value of the Common Stock at the time of grant), the vesting schedule (if any) and the other material terms of the Option. Any Option granted in the form of an ISO must satisfy the applicable requirements of Section 422 of the Code. NQOs may have an exercise price that is less than fair market value (but not less than the par value of the Common Stock).

         The Option price upon exercise may, to the extent determined by the Subsidiary's Board at or after the time of grant, be paid by a participant in cash, in shares of the Subsidiary's Common Stock owned by the participant, in shares of stock awarded under the 1996 Plan, including restricted stock, by a reduction in the number of shares of the Subsidiary's Common Stock issuable upon the exercise of the Option or by other consideration. The Subsidiary's Board may offer to buy an Option previously granted on such terms and conditions as the Subsidiary's Board shall establish. Options may, at the discretion of the Subsidiary's Board, provide for "reloads," whereby a new Option is granted for the same number of shares as the number of shares of Common Stock or restricted stock used by the participant to pay the Option price upon exercise.

         Unless the Subsidiary's Board determines otherwise at the time of grant, the 1996 Plan provides that upon termination of employment by reason of death or disability, Options, to the extent vested, will be exercisable for one year or until the end of the Option term, whichever is shorter. Unless the Subsidiary's Board determines otherwise at the time of grant or thereafter, the 1996 Plan provides that upon termination of employment for any reason other than death or disability, Options, to the extent vested, will be exercisable for three months, or until the end of the Option term, whichever is shorter.

STOCK APPRECIATION RIGHTS

         The 1996 Plan authorizes the Subsidiary's Board to grant SARs either with an Option ("Tandem SARs") or independent of an Option ("Non-Tandem SARs"). An SAR is a right to receive a payment either in cash or the Subsidiary's Common Stock, as the Subsidiary's Board may determine, equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the reference price per share of the Subsidiary's Common Stock established in connection with the grant of the SAR. The reference price per share covered by an SAR will be the per share exercise price of the related Option in the case of a Tandem SAR and will be a percentage designated by the Subsidiary's Board of the per share fair market value of the Subsidiary's Common Stock on the date of grant (or any other date chosen by the Subsidiary's Board) in the case of a Non-Tandem SAR.

         A tandem SAR may be granted at the time of the grant of the related Option or, if the related Option is a NQO, at any time thereafter during the term of the Option. A Tandem SAR generally may be exercised at and only at the times and to the extent the related Option is exercisable. A Tandem SAR is exercised by surrendering the same portion of the related Option. A Tandem SAR expires upon the termination of the related Option.

         A Non-Tandem SAR will be exercisable as provided by the Board of Directors and will have such other terms and conditions as the Subsidiary's Board may determine. A Non-Tandem SAR may have a term of no longer than ten years from its date of grant. A Non-Tandem SAR is subject to acceleration of vesting or immediate termination in certain circumstances, in the same manner as discussed above in the case of Options.

         The Subsidiary's Board is also authorized to grant "limited SARs," either as Tandem SARs or Non-Tandem SARs. Limited SARs would become exercisable only upon the occurrence of a "Change in Control" (as defined in the 1996 Plan) or such other event as the Subsidiary's Board may designate at the time of grant or thereafter.

RESTRICTED SHARES

         The 1996 Plan authorizes the Subsidiary's Board to grant Awards in the form of restricted Shares of the Subsidiary's Common Stock. These Awards may be in such amounts and subject to such terms and conditions as the Subsidiary's Board may determine, including, but not limited to, the price (if any) to be paid by the Awardee, the time or times within which such Awards may be subject to forfeiture, the vesting schedule (which may be based on service, performance or other factors) and rights to acceleration of vesting (including whether non-vested shares are forfeited or vested upon termination of employment). The Subsidiary's Board may award performance-based shares of Restricted Shares by conditioning the grant, vesting or the release, expiration or lapse of restrictions of such Restricted Shares, or the acceleration of any of such conditions, upon the attainment of specified performance goals or such other factors as the Subsidiary's Board may determine.

PERFORMANCE SHARES

         The 1996 Plan permits the granting of Performance Shares, consisting of the right to receive the Subsidiary's Common Stock, restricted stock or cash of an equivalent value, as the Subsidiary's Board of Directors may determine, at the end of a specified performance period established by the Subsidiary's Board. These Awards may be in such number of shares and subject to such additional terms and conditions as the Subsidiary's Board may determine, including, but not limited to, the criterion to be used to determine the vesting of Performance Shares and whether Performance Shares are forfeited or vest upon termination of employment during the performance period. The Subsidiary's Board may condition the grant of Performance Shares upon the attainment of specified performance goals, such as the Subsidiary's achievement of certain earnings levels or the Subsidiary's performance (or the performance of its stock) measured against the performance of its competition, or such other facts as the Subsidiary's Board my determine.

PERFORMANCE UNITS

         The 1996 Plan permits the granting of Performance Units, consisting of the right to receive a fixed dollar amount payable in cash, the Subsidiary's Common Stock or restricted stock, or any combination thereof, as the Subsidiary's Board may determine, at the end of a performance cycle established by the Subsidiary's Board. Except for the fact that the Award is denominated in dollars rather than shares, the provisions of the 1996 Plan regarding Performance Units are substantially similar to those regarding Performance Shares, as described above.

DIVIDEND EQUIVALENT RIGHTS

         The Subsidiary's Board of Directors may, in the Board's discretion, provide that any Option, Restricted Shares, Performance Shares or Units or other stock-based Awards under the Plan may earn DERs. In respect of any such Award which is outstanding on a dividend record date for the Subsidiary's Common Stock, the Subsidiary's Board may credit a participant with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Common Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The rules and procedures governing the crediting of DERs, including the timing, form of payment and payment contingencies thereof, shall be established by the Subsidiary's Board.

WRITTEN AGREEMENTS

         Awards shall be evidenced by instruments (which need not be identical) in such forms as the Subsidiary's Board may from time to time approve. Such instruments shall conform to such terms, conditions and provisions as are applicable under the 1996 Plan and may contain such other terms and conditions and provisions as the Subsidiary's Board deems advisable which are not inconsistent with the 1996 Plan, including restrictions applicable to shares of the Subsidiary's Common Stock issuable upon exercise of Awards. An Award may provide for acceleration of exercise in the event of a change in control of the Subsidiary, in the discretion of and as defined by the Subsidiary's Board.

EXERCISE OF AWARDS

         An Award (or any part or installment thereof) shall be exercised as specified in the written instrument granting such Award, which instrument may specify any legal method of exercise. The holder of an Award exercisable for shares shall not have the rights of a shareholder with respect to the shares covered by his Award until the date of issuance of a stock certificate to him for such shares.

Except as expressly provided in the 1996 Plan with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

PAYMENT FOR AWARDS

         The purchase price of any shares of the Subsidiary's Common Stock purchased pursuant to the exercise of an award granted under the 1996 Plan shall be payable in full on the exercise date in cash, by check, by surrender to the Subsidiary of shares of the Subsidiary's Common Stock registered in the name of the participant, by delivery to the Subsidiary of such other lawful consideration as the Subsidiary's Board may determine, or by a combination of the foregoing. Any such shares so surrendered shall be deemed to have a value per share equal to the fair market value of a share of the Subsidiary's Common Stock on such date.

ADJUSTMENTS; CHANGES IN STOCK; RECAPITALIZATION AND REORGANIZATION

         Upon the happening of any of the following events, an Awardee's rights with respect to Awards granted to him and the Awardee's rights with respect to the Subsidiary's Common Stock to be acquired (or used for measurement purposes) pursuant to an Award, shall be adjusted as provided below, unless otherwise specifically provided, in addition or to the contrary, in the 1996 Plan or the written agreement between the Awardee and the Subsidiary relating to such Award.

         In the event shares of the Subsidiary's Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation or reorganization of the Subsidiary, the shares of the Subsidiary's Common Stock shall be exchanged for other securities of the Subsidiary or of another corporation, the number of shares covered by each outstanding Award and the exercise price, if applicable, shall be proportionately increased or decreased. If any Awardee receives new, additional or different securities in connection with any corporate transaction described in this paragraph, such new securities shall be subject to all of the conditions and restrictions applicable to the Subsidiary's Common Stock with respect to which the new securities were issued.

         Upon the happening of any of the foregoing events, the class and aggregate number of shares reserved for issuance under the 1996 Plan shall also be appropriately adjusted to reflect the events described above.

AMENDMENT AND TERMINATION

         The Subsidiary's Board may at any time and from time to time, amend, in whole or in part, any or all of the provisions of the 1996 Plan or suspend or terminate it entirely, retroactively or otherwise; provided, however, that unless otherwise required by law or specifically provided in the 1996 Plan, the rights of an Awardee to Options or other Awards grants prior to such amendment, suspension or termination may not be impaired without the consent of such Awardee; and, provided further, that without the approval of the shareholders of the Subsidiary, no amendment may be made which would materially increase the aggregate number of shares of the Subsidiary's Common Stock that may be issued under the 1996 Plan; materially change the definition of employees eligible to receive awards under the 1996 Plan; decrease the minimum option price permitted under the 1996 Plan; or increase the ten-year maximum option term permitted under the 1996 Plan.

         No Award or grant may be made under the 1996 Plan on or after August 15, 2006 (the tenth anniversary of the effective date of the 1996 Plan).

AWARDS TO CERTAIN OFFICERS

         Pursuant to the 1996 Plan, the Named Officers shall only have Awards (other than Options and SARs granted under the 1996 Plan) based upon the attainment of certain performance goals. Pursuant to the 1996 Plan, no later than the earlier of 90 days after the commencement of the applicable fiscal year or such other award period and the completion of 25% of such award period, the Subsidiary's Board shall establish in writing the performance goals applicable to each such Award for any Named Officer. At the time of the establishment of the goals, the outcome of such goals must be substantially uncertain. In addition, the goals must be stated in terms of an objective formula or standard method for computing the amount of compensation payable to any Named Officer if the goal is obtained. The formula or standard shall be sufficiently objective so that a third party with knowledge of the relevant performance results could calculate the amount to be paid to the officer. Performance measures which may serve as determinants of any such Award shall be limited to such measures as earnings per share, return on assets, return on equity, net profits after taxes, etc. Within 90 days after the completion of any award period, the Subsidiary's Board shall certify in writing whether the performance goals and any other material terms were satisfied. Pursuant to the 1996 Plan, the maximum amount of compensation payable as an Award (other than an award which is an Option or SAR) to any Named Officer during any calendar year may not exceed $1,000,000. In addition, the material terms of the performance goals for the Officer and the compensation payable thereunder shall be submitted to the shareholders of the Subsidiary for their review and approval; and such approval must be obtained prior to any award being paid to any Named Officer. If not approved, no amount shall be paid to such officer for such applicable Award period under the 1996 Plan. In view of the Subsidiary's current financial situation and compensation being paid to its officers and directors, the Subsidiary does not currently anticipate that the provisions of the 1996 Plan applicable to the maximum awards will be applicable in the near future, if ever.

                 DESCRIPTION OF THE SUBSIDIARY'S CAPITAL STOCK

GENERAL

         The Subsidiary's authorized capital stock consists of 60 million shares of which ten million shares are preferred stock, $0.01 par value, and 50 million shares are Common Stock, $0.01 par value. Four million shares of the Subsidiary's Common Stock are issued and outstanding prior to the Distribution Date. On the Distribution Date, 1,190,000 shares of the Subsidiary's Common Stock, constituting approximately 48% of the issued and outstanding shares of the Subsidiary's Common Stock, will be distributed to stockholders of the Parent in the Distribution. All of the shares of the Subsidiary's Common Stock issued in the Distribution are validly issued, fully paid and non- assessable.

         The Subsidiary's Certificate of Incorporation provides that the Subsidiary's Board is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. No shares of preferred stock of the Subsidiary are outstanding or will be outstanding directly following the Distribution.

         There will be no material differences between the rights of holders of capital stock of the Subsidiary and the rights of holders of capital stock in the Parent following the Distribution.

COMMON STOCK

         Voting Rights: Each holder of the Subsidiary's Common Stock will be entitled to one vote for each share registered in his name on the books of the Subsidiary on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of the Subsidiary's Common Stock will vote as one class. The shares of the Subsidiary's Common Stock will not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Subsidiary's preferred stock which may at the time be outstanding, the holders of the Subsidiary's Common Stock entitled to exercise more than 50% of the voting rights in an election of directors will be able to elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of the Subsidiary's Common Stock voting for the election of directors will not be able to elect any persons to the Subsidiary's Board. See "Certain Special Considerations-Concentration of Voting Power."

         Dividend Rights: Subject to the rights of the holders of any shares of the Subsidiary's preferred stock which may at the time be outstanding and subject to certain contractual restrictions on the payment of dividends contained in any debt agreements of the Subsidiary, holders of the Subsidiary's Common Stock will be entitled to such dividends as the Subsidiary's Board may declare out of funds legally available therefor. The Subsidiary does not anticipate paying any cash dividends in the foreseeable future. See "Certain Special Considerations-Dividend Policy."

         Liquidation Rights and Other Provisions: Subject to the prior rights of creditors and the holders of any Subsidiary preferred stock which may be outstanding from time to time, the holders of the Subsidiary's Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

         The Subsidiary's Common Stock is not liable for any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the Subsidiary's Common Stock, and the Subsidiary's Certificate of Incorporation provides that there are no preemptive rights.

         The transfer agent and registrar for the Subsidiary's Common Stock is Boston EquiServe, Boston, Massachusetts.

                        LIABILITY AND INDEMNIFICATION OF
                    OFFICERS AND DIRECTORS OF THE SUBSIDIARY

         Articles Twelve and Thirteen of the Subsidiary's Certificate of Incorporation and Section 6 of the Subsidiary's Bylaws (the "Director Liability and Indemnification Provisions") limit the personal liability of the Subsidiary's directors to the Subsidiary or its stockholders for monetary damages for breach of fiduciary duty. The Director Liability and Indemnification Provisions are substantially identical to comparable provisions contained in the Parent's Articles of Incorporation and Bylaws.

         The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Subsidiary's directors and officers, to indemnification by the Subsidiary in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the DGCL, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

         In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

         Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Subsidiary's Certificate of Incorporation and the Subsidiary's Bylaws.

         Elimination of Liability in Certain Circumstances. Article Twelve of the Subsidiary's Certificate of Incorporation protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Twelve directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Twelve eliminates director liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of their duty of loyalty to the Subsidiary and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Twelve does not eliminate director liability under
Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

         While Article Twelve provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Twelve will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Twelve which eliminate liability as described above will apply to officers of the Subsidiary only if they are directors of the Subsidiary and are acting in their capacity as directors, and will not apply to officers of the Subsidiary who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

         Indemnification and Insurance. Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporations "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Subsidiary, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can by any indemnification where the person seeking indemnification has been found liable to the Subsidiary.

         Section 8.6 of the Subsidiary Bylaws provides that the Subsidiary shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to Section 145 of the DGCL.

         Article Thirteen of the Subsidiary's Certificate of Incorporation provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason by the fact that he is or was a director, officer of employee of the Subsidiary will be indemnified by the Subsidiary against all expenses and liabilities, including counsel feels reasonably incurred by or imposed upon him, except in such case where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Article Thirteen also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

                             AVAILABLE INFORMATION

         The Subsidiary has filed with the SEC a Registration Statement on Form 10-SB with respect to the shares of the Subsidiary's Common Stock to be received by the shareholders of the Parent in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10-SB Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and may be obtained through the SEC Internet address at http://www.sec.gov.

                                EXPROFUELS, INC.
                         INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

Balance Sheets at August 31, 1995, August 31, 1996 and May 31, 1997 (unaudited) . . . . . . . . . . . . . . . . . .  F-2

Statements of Operations for Fiscal Years
         Ended August 31, 1994, August 31, 1995, August 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

Statements of Operations for the Nine and Three Months
         Months Ended May 31, 1997 and 1996 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5

Statements of Cash Flows for Fiscal Years
         Ended August 31, 1994, August 31, 1995, August 31, 1996
         and Nine Months Ended May 31, 1997 and 1996 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

Notes to Combined Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
ExproFuels, Inc.

We have audited the balance sheets of ExproFuels, Inc. as of August 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ExproFuels, Inc. as of August 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is fully dependent on its former parent, has suffered recurring losses from operations since inception, has a deficiency of quick assets to current liabilities of $114,282 and an accumulated deficit in retained earnings of $2,617,957 at August 31, 1996, all of which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited Schedule II of ExproFuels, Inc. for each of the three years in the period ended August 31, 1996. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.




Akin, Doherty, Klein & Feuge, P.C.
San Antonio, Texas
November 8, 1996

EXPROFUELS, INC.
BALANCE SHEETS
AUGUST 31, 1996 AND 1995
MAY 31, 1997 (UNAUDITED)


                                                                                 August 31,
                                                           May 31,        ----------------------------
                                                            1997             1996              1995
                                                         -----------      -----------      -----------
                                                         (Unaudited)

ASSETS

Current Assets:
    Cash and equivalents                                 $    13,575      $    20,871      $     7,263
    Accounts receivable, less allowance for doubtful
          accounts of $35,000 , $35,000, and $0              126,086          154,701          221,476
     Inventories                                             335,367          143,967          103,956
     Prepaid expenses and other                               15,101           19,346           25,371
                                                         -----------      -----------      -----------
           Total current assets                              490,129          338,885          358,066

Property and Equipment:
    Transportation and other equipment                       150,878          146,473          145,282
    Equipment under capital leases                            93,326           93,326           93,326
    Fuel stations                                            273,318          238,484          159,729
    Less accumulated depreciation and amortization          (266,388)        (203,388)        (117,814)
                                                         -----------      -----------      -----------
          Net property and equipment                         251,134          274,895          280,523

Other Assets:
    Investments in and advances to CNG International         599,224          592,426          150,000
    Other assets                                              44,423           43,321           53,418
                                                         -----------      -----------      -----------
                                                             643,647          635,747          203,418
                                                         -----------      -----------      -----------



Total Assets                                             $ 1,384,910      $ 1,249,527      $   842,007
                                                         ===========      ===========      ===========



SEE NOTES TO FINANCIAL STATEMENTS.

EXPROFUELS, INC.
BALANCE SHEETS
AUGUST 31, 1996 AND 1995
MAY 31, 1997 (UNAUDITED)


                                                                                August 31,
                                                          May 31,        ----------------------------
                                                           1997             1996             1995
                                                        -----------      -----------      -----------
                                                        (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses               $   303,855      $   256,184      $   355,649
    Current portion of long-term debt                        10,832           13,744           23,409
    Current portion of capital lease obligations             26,510           19,926           16,693
                                                        -----------      -----------      -----------
        Total current liabilities                           341,197          289,854          395,751

Long-term Liabilities:
    Long-term debt due affiliate                            338,303
    Long-term debt                                          510,951           21,684           35,427
    Capital lease obligations                                12,393           29,810           49,731
                                                        -----------      -----------      -----------
        Total long-term liabilities                         861,647           51,494           85,158

Investments and advances by The Exploration Company              --               --        2,334,041

Stockholders' Deficit:
    Common stock, par value $ .01 per share;
      authorized 50,000,000 shares; issued and
      outstanding 4,000,000 shares                           40,000           40,000               --
    Additional paid-in capital                            3,486,136        3,486,136               --
    Accumulated deficit                                  (3,344,070)      (2,617,957)      (1,972,943)
                                                        -----------      -----------      -----------
        Total stockholders' equity                          182,066          908,179       (1,972,943)
                                                        -----------      -----------      -----------

Total Liabilities and Stockholders' Equity              $ 1,384,910      $ 1,249,527      $   842,007
                                                        ===========      ===========      ===========



SEE NOTES TO FINANCIAL STATEMENTS.

EXPROFUELS, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED AUGUST 31, 1996, 1995 AND 1994


                                                        Years Ended August 31,
                                            ---------------------------------------------
                                               1996             1995              1994
                                            -----------      -----------      -----------
Revenues:
    Conversion sales                        $   557,641      $   578,362      $   627,366
    Fuel station construction sales             301,115           97,241          162,603
    Alternative fuel sales                      187,645           97,748           31,664
                                            -----------      -----------      -----------
                                              1,046,401          773,351          821,633

Costs and Expenses:
    Cost of sales                               752,024          646,078          701,198
    Shop general and administrative             484,920          415,944          302,647
    Depreciation and amortization                85,574           92,302           77,543
    Abandonment of technological rights              --               --          144,681
    General and administrative                  404,708          587,916          431,107
                                            -----------      -----------      -----------
           Total costs and expenses           1,727,226        1,742,240        1,657,176
                                            -----------      -----------      -----------

Loss from operations                           (680,825)        (968,889)        (835,543)

Other Income (Expense):
    Sublease rental income                       58,500            6,750               --
    Interest income                                 959              818                3
    Interest expense                            (23,648)         (24,560)         (37,367)
                                            -----------      -----------      -----------
                                                 35,811          (16,992)         (37,364)
                                            -----------      -----------      -----------

Net loss                                    $  (645,014)     $  (985,881)     $  (872,907)
                                            ===========      ===========      ===========



Net loss per common share                   $      (.16)     $      (.25)     $      (.22)
                                            ===========      ===========      ===========

Weighted average number of
  common and common equivalent
  shares outstanding                          4,000,000        4,000,000        4,000,000
                                            ===========      ===========      ===========



SEE NOTES TO FINANCIAL STATEMENTS.

EXPROFUELS, INC.
STATEMENTS OF OPERATIONS
NINE AND THREE MONTHS ENDED MAY 31, 1997 AND 1996 (UNAUDITED)


                                                  Nine Months Ended                 Three Months Ended
                                                       May 31,                           May 31,
                                            ----------------------------      ----------------------------
                                                1997            1996              1997             1996
                                            -----------      -----------      -----------      -----------
                                            (Unaudited)     (Unaudited)       (Unaudited)      (Unaudited)
Revenues:
    Conversion sales                        $   405,181      $   381,983      $   139,673      $   103,087
    Fuel station construction sales             128,854          299,812           32,000           23,678
    Alternative fuel sales                      255,809          137,929           70,785           72,231
                                            -----------      -----------      -----------      -----------
                                                789,844          819,724          242,458          198,996

Costs and Expenses:
    Cost of sales                               646,985          583,461          215,557          135,131
    Shop general and administrative             326,191          336,338          107,412          110,446
    Depreciation and amortization                65,500           67,131           21,833           22,377
    Abandonment of technological rights              --               --               --               --
    General and administrative                  458,768          265,190          170,484          109,882
                                            -----------      -----------      -----------      -----------
        Total costs and expenses              1,497,444        1,252,120          515,286          377,836
                                            -----------      -----------      -----------      -----------

Loss from operations                           (707,600)        (432,396)        (272,828)        (178,840)

Other Income (Expense):
    Sublease rental income                       13,500           40,500               --           13,500
    Interest income                                 634              737              263              233
    Interest expense                            (32,647)         (19,608)         (18,764)          (5,446)
                                            -----------      -----------      -----------      -----------
                                                (18,513)          21,629          (18,501)           8,287
                                            -----------      -----------      -----------      -----------

Net loss                                    $  (726,113)     $  (410,767)     $  (291,329)     $  (170,553)
                                            ===========      ===========      ===========      ===========



Net loss per common share                   $      (.18)     $      (.10)     $      (.07)     $      (.04)
                                            ===========      ===========      ===========      ===========

Weighted average number of
   common and common equivalent
   shares outstanding                         4,000,000        4,000,000        4,000,000        4,000,000
                                            ===========      ===========      ===========      ===========

EXPROFUELS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED AUGUST 31, 1996, 1995 AND 1994, AND
NINE MONTHS ENDED MAY 31, 1997 (UNAUDITED)


                                            Common Stock
                                      ----------------------- Additional
                                                                Paid-in      Accumulated
                                        Shares       Amount     Capital        Deficit            Total
                                      ---------   ----------- -----------    -----------      -----------
Balance at September 1, 1993                 --   $        -- $        --    $  (114,155)     $  (114,155)

    Net loss for the year                    --            --          --       (872,907)        (872,907)
                                      ---------   ----------- -----------    -----------      -----------

Balance at August 31, 1994                   --            --          --       (987,062)        (987,062)

    Net loss for the year                    --            --          --       (985,881)        (985,881)
                                      ---------   ----------- -----------    -----------      -----------

Balance at August 31, 1995                   --            --          --     (1,972,943)      (1,972,943)

    Issuance of common stock
      by parent                       4,000,000        40,000     (40,000)            --               --
    Contribution of advances by
      parent company                         --            --   3,526,136             --        3,526,136
    Net loss for the year                    --            --          --       (645,014)        (645,014)
                                      ---------   ----------- -----------    -----------      -----------

Balance at August 31, 1996            4,000,000        40,000   3,486,136     (2,617,957)         908,179

    Net loss for the nine month
       period (unaudited)                    --            --          --       (726,113)        (726,113)
                                      ---------   ----------- -----------    -----------      -----------

Balance at May 31, 1997
    (unaudited)                       4,000,000   $    40,000 $ 3,486,136    $(3,344,070)     $   182,066
                                      =========   =========== ===========    ===========      ===========



SEE NOTES TO FINANCIAL STATEMENTS.

EXPROFUELS, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED AUGUST 31, 1996, 1995 AND 1994, AND
NINE MONTHS ENDED MAY 31, 1997 AND 1996 (UNAUDITED)

                                                           Nine Months Ended
                                                                 May 31,                          Years Ended August 31,
                                                         ------------------------      -------------------------------------------
                                                              1997           1996         1996               1995           1994
                                                         ---------      ---------      -----------      -----------      ---------
                                                        (Unaudited)    (Unaudited)
OPERATING ACTIVITIES:
    Net loss                                             $(726,113)     $(410,767)     $  (645,014)     $  (985,881)     $(872,907)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
        Depreciation                                        65,500         67,131           85,574           92,302         77,543
        Changes in operating assets and liabilities:
        Receivables                                         53,615        (67,025)          66,775         (142,948)        26,481
        Inventory                                         (191,400)       (51,843)         (40,011)          17,915       (119,480)
        Prepaid expenses and other                           1,745          5,588            6,025           31,314        (53,467)
        Accounts payable and accrued expenses               47,671        (52,198)         (99,465)        (127,745)       254,802
                                                         ---------      ---------      -----------      -----------      ---------
Net cash (used) in operating activities                   (748,982)      (509,114)        (626,116)      (1,115,043)      (687,028)

INVESTING ACTIVITIES:
    Purchase of property and equipment                     (39,240)       (81,331)         (79,946)        (101,165)      (230,012)
    Investments in and advances to CNG                     (31,798)      (221,123)        (442,426)        (150,000)            --
    Other assets                                            (1,102)        58,700           10,097          151,507        (36,809)
                                                         ---------      ---------      -----------      -----------      ---------
Net cash (used) in investing activities                    (72,140)      (243,754)        (512,275)         (99,658)      (266,821)

FINANCING ACTIVITIES:
    Proceeds of notes from The Exploration Company         338,303        769,437        1,192,095        1,224,085        882,566
    Proceeds from long-term debt obligations               500,000         52,350               --           30,967         94,293
    Payments on long-term obligations                      (24,477)       (52,790)         (40,096)         (37,799)       (21,408)
                                                         ---------      ---------      -----------      -----------      ---------
Net cash provided by financing activities                  813,826        768,997        1,151,999        1,217,253        955,451
                                                         ---------      ---------      -----------      -----------      ---------

INCREASE IN CASH AND EQUIVALENTS                            (7,296)        16,129           13,608            2,552          1,602

Cash and equivalents at beginning of period                 20,871          7,263            7,263            4,711          3,109
                                                         ---------      ---------      -----------      -----------      ---------

CASH AND EQUIVALENTS AT END OF PERIOD                    $  13,575      $  23,392      $    20,871      $     7,263      $   4,711
                                                         =========      =========      ===========      ===========      =========



SUPPLEMENTAL DISCLOSURES:
    Cash paid for interest                               $  17,084      $  12,294      $    22,636      $    24,328      $  35,409



SEE NOTES TO FINANCIAL STATEMENTS.

EXPROFUELS, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 1996 AND 1995, AND MAY 31, 1997 (UNAUDITED)


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations: ExproFuels, Inc. (the Company), formerly a division of The Exploration Company (TXCO), began operating as a wholly-owned subsidiary of TXCO August 15, 1996, following the issuance of 4,000,000 shares of its common stock. TXCO is registered with the Securities and Exchange Commission (SEC) and its stock traded publicly on the National Association of Securities Dealers (NASD) exchange.

On August 30, 1996, 10% of the outstanding common stock of ExproFuels, Inc. was exchanged as consideration for services rendered to its Directors, thereby reducing TXCO's ownership interest from 100% to 90%. On September 3, 1996, the Company's Board of Directors voted for a distribution of ExproFuels common stock directly to the shareholders of TXCO (the beneficial owners of 90% of ExproFuels). The direct distribution of stock reduced TXCO's ownership in the Company to 40%.

ExproFuels, Inc. is proceeding with plans for filing an Information Statement on Form 10 with the Securities and Exchange Commission to register its outstanding common stock.

The financial statements include the accounts of ExproFuels while operated as a division of TXCO (inception through August 14, 1996) and as a subsidiary of TXCO (period August 15, 1996 and subsequent). The Company converts vehicle engines that use gasoline for combustion to propane or natural gas, supplies alternative fuels to customers and constructs alternative fuels refueling facilities. Customers are primarily located in Texas and Arizona. The Company also has invested in CNG International, L.L.C., a Company which is investigating and proceeding with the development of alternative fuel operations in Uzbekistan.

Cash and Equivalents: Cash and cash equivalents consist of all demand deposits and funds invested in short-term investments with original maturities of three months or less.

Inventories: Inventories, consisting principally of finished goods (parts), are valued at the lower of cost or market using the first-in, first-out method of accounting.

Property and Equipment: Transportation and other equipment, equipment reported under capitalized leases and fuel stations are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from five to fifteen years.
Major renewals and betterments are capitalized while repairs are expensed as incurred.

Federal Income Taxes: For financial reporting purposes, the Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided against net deferred assets for which realization is doubtful.

Financial Instruments with Off-Balance-Sheet Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivables. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution. The Company's raw materials are readily available and the Company is not dependent on a single supplier or a few suppliers.

Corporate Expenses: The historical statements of operations include all direct and indirect costs of the Company, incurred either by it or on its behalf by TXCO. The most significant common expenses have been allocated to the Company generally as follows: a) payroll and related costs have been allocated on a pro-rata basis using an estimate of the percentage of time devoted by the personnel (those personnel with responsibilities for both companies) to TXCO and ExproFuels; b) office costs, including rents, corporate depreciation and similar charges have been allocated pro-rata based on a determination of the corporate office square footage used by each Company's direct personnel to total office square footage. Other general and administrative charges are not significant, but have generally been allocated based on a combination of a) and
b). Management has reviewed the allocation of costs and believes such allocation fairly reflects ExproFuels on a stand alone basis for the years presented.

EXPROFUELS, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 1996 AND 1995, AND MAY 31, 1997 (UNAUDITED)


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Interim Financial Statements: The unaudited interim period financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The information furnished and herein reflects all adjustments, consisting of normal recurring accruals and adjustments, which are, in the opinion of management, necessary to fairly state the operating results for the respective interim periods. The results of operations for the three and nine months ended May 31, 1997 and 1996 may not be indicative of the results for the full fiscal year.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) Per Share: Loss per common and common equivalent share are computed by dividing net loss by the weighted average number of shares outstanding during the period. The common stock issued in connection with the Company's incorporation on August 15, 1996 has been assumed to be outstanding for all periods presented.


NOTE 2. GOING CONCERN UNCERTAINTY AND REGISTRATION OF COMMON STOCK

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been substantially reliant on its parent company to fund its cash requirements. As shown in the financial statements, the Company has suffered recurring losses, has a deficiency of quick assets to current liabilities of $114,282 and an accumulated deficit in retained earnings of $2,617,957 at August 31, 1996. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as going concern.

Management is exploring alternatives, including raising additional debt or equity financing. The Company has raised $200,000 in debt financing since year end. See Note 4. The Company is also proceeding with plans for filing an Information Statement on Form 10 with the SEC to register the Company's outstanding common stock. The Company's ability to continue to operate is dependent upon its ability to successfully accomplish some or all of these or other alternatives, and ultimately to attain profitable operations.


NOTE 3. INVESTMENTS IN AND ADVANCES TO CNG INTERNATIONAL

The Company has invested $592,426 at August 31, 1996 in CNG International, L.L.C., a Tennessee company formed for the purpose of converting motor vehicles to operate on alternative fuels, manufacturing and selling of related component equipment and to develop the necessary infrastructure to support operation of motor vehicles on alternative fuels primarily in Uzbekistan, a former Soviet Republic. At August 31, 1996, ExproFuels, Inc. owned an 11% interest in CNG International and accounted for its ownership interest using the cost method of accounting. The Company periodically assesses the value of its investment in CNG International in light of operations, economic conditions and progression of the Uzbekistan project as a whole. No impairments have been recognized to date.

During the years ended August 31, 1996 and 1995, the Company sold equipment and provided services to CNG International in the amount of $133,505 and $110,611, respectively. Unaudited operations of CNG International for the year ended August 31, 1996 are as follows:

          Sales                          $       0
          Gross profit                           0
          Net loss                        (390,000)

EXPROFUELS, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 1996 AND 1995, AND MAY 31, 1997 (UNAUDITED)


NOTE 4. LONG TERM DEBT

Long-term debt consists of the following at August 31:

                                                                                      1996               1995
                                                                                    --------           --------
    Notes payable to financial institutions, with interest rates from 8.50% to 12%,due in monthly installments of $1,950
    and secured by certain vehicles.                                                 $ 35,428           $ 58,836

    Less current portion                                                              (13,744)           (23,409)
                                                                                     --------           --------

    Long-term portion of debt                                                        $ 21,684           $ 35,427
                                                                                     ========           ========

Subsequent Proceeds from Convertible Debt: On September 18, 1996, the Company received $200,000 from the issuance of an unsecured 6% convertible note payable. The note requires interest only payments quarterly, with the balance due on September 18, 1999. The note is convertible into one share of $.01 par value common stock for each $1 of debt outstanding, subject to adjustment in certain circumstances.

The following is a schedule of principal maturities of long-term debt as of August 31, 1996:

                                                                                     Before               After
                        Fiscal Year Ended                                          Subsequent          Subsequent
                            August 31                                               Proceeds            Proceeds
                        -----------------                                            --------           ---------
                              1997                                                   $ 13,744           $  13,744
                              1998                                                     13,738              13,738
                              1999                                                      5,839               5,839
                              2000                                                      2,107             202,107
                                                                                     --------           ---------

                                                                                     $ 35,428           $ 235,428
                                                                                     ========           =========


NOTE 5. STOCKHOLDERS' EQUITY

1996 Flexible Incentive Plan: The Company's 1996 Flexible Incentive Plan provides incentive stock options for granting to its officers, directors and management, under which options for the purchase of 400,000 shares of common stock have been reserved. Options for the purchase of 300,000 shares of common stock were granted under the plan on September 4, 1996, vesting 50% in one year and 100% in two years. The options are exercisable at 110% of the fair market value of the common stock on the date of grant and expire ten years from the date of grant, or upon termination of employment, if earlier. An appraisal of the common stock fair value is currently being obtained.

Preferred Stock: The Company has authorized 10,000,000 shares of preferred stock, none of which is issued. Terms and rights of the stock have not been established by the Board of Directors.

EXPROFUELS, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 1996 AND 1995, AND MAY 31, 1997 (UNAUDITED)


NOTE 6. LEASES

Real Estate: The Company shares office space with its parent company and pays to them, on a month to month basis, approximately $4,000 per month for the use of office space and equipment. In addition, the Company leases its conversion facilities and a fuel station location under noncancellable leases with terms from one to three years. The Company also has a sublease on one of its conversion facilities, from which it receives $4,500 per month through January, 1997.

For the years ended August 31, 1996, 1995 and 1994, the Company incurred rent expense of $141,996, $140,549 and $91,626, respectively and received sublease rental income of $58,500 in 1996 and $6,750 in 1995. As of August 31, 1996, future minimum rentals under all noncancellable real estate leases, are as follows:

           1997                                                   $   69,802
           1998                                                       34,400
           1999                                                       22,500
                                                                  ----------

           Future minimum rentals                                    126,702
           Less sublease income                                      (22,500)
                                                                  ----------
           Net future minimum rentals                             $  104,202
                                                                  ==========


Capitalized Equipment Leases: The Company leases certain equipment located at its conversion facilities under leases accounted for as capital leases. As of August 31, 1996, future minimum rentals under all capital leases are as follows:

           1997                                                   $ 28,211
           1998                                                     24,829
           1999                                                      8,926
                                                                  --------

           Total minimum rentals                                    61,966
           Less amount representing interest,
             executory costs and profit                            (12,230)
                                                                  --------
           Present value of capital lease obligations             $ 49,736
                                                                  ========

EXPROFUELS, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 1996 AND 1995, AND MAY 31, 1997 (UNAUDITED)


NOTE 7. FEDERAL INCOME TAXES

The Company began operating as a corporation on August 15, 1996; accordingly, its tax attributes began on that date. From August 15, 1996 through August 31, 1996, the Company incurred a financial and tax loss of approximately $27,000.

Deferred taxes are as follows at August 31, 1996:

    Deferred tax assets:
      Net operating loss carryforwards                                               $ 27,000
      Statutory tax rate                                                                  34%
                                                                                     --------
        Net deferred tax asset                                                          9,180

    Less valuation allowance                                                           (9,180)

    Deferred income tax asset recorded                                               $    -0-
                                                                                     ========

The net operating loss carryforward of $27,000 expires in 2111.


NOTE 8. RELATED PARTY TRANSACTION

On August 31, 1996, 10% of the outstanding common stock of the Company previously held by TXCO was given as consideration for services rendered to the Directors of ExproFuels, Inc.

Subsequent to year end, TXCO advanced the Company $40,000.


NOTE 9. MAJOR CUSTOMERS

Amounts sold to major customers are as follows:


        Customer                                    1996            1995                 1994
      ------------                              ------------    ------------           --------
           A                                      $ 259,438      $        -           $      -
           B                                         86,110         110,612                  -
           C                                         83,663          60,820            231,184
           D                                         42,356         208,938                  -
           E                                              -          62,227            183,941

EXPROFUELS, INC.
SCHEDULE II - VALUATION AND QUALIFYING RESERVES
YEARS ENDED AUGUST 31, 1996, 1995 AND 1994, AND
NINE MONTHS ENDED MAY 31, 1997 (UNAUDITED)



                                           Balance      Charges to                   Balance
                                          Beginning     Costs and                     End of
                                          of Period      Expense       Write-offs     Period
                                          ----------     --------       --------    ----------
NINE MONTHS ENDED MAY 31, 1997
(UNAUDITED)
    Allowance for doubtful accounts -
      trade accounts                      $   35,000     $       --     $       --  $   35,000
                                          ==========     ==========     ==========  ==========

YEAR ENDED AUGUST 31, 1996
    Allowance for doubtful accounts -
      trade accounts                      $       --     $   35,000     $       --  $   35,000
                                          ==========     ==========     ==========  ==========



YEAR ENDED AUGUST 31, 1995
    Allowance for doubtful accounts -
      trade accounts                      $       --     $       --     $       --  $       --
                                          ==========     ==========     ==========  ==========



YEAR ENDED AUGUST 31, 1994
    Allowance for doubtful accounts -
      trade accounts                      $       --     $       --     $       --  $       --
                                          ==========     ==========     ==========  ==========

                                                                         Annex I



C 0 N F I D E N T I A L





                                  VALUATION OF

                                EXPROFUELS, INC.

                                  COMMON STOCK





This material represents our interpretation and analysis of information generally available to the public or specifically released by responsible persons at or associated with ExproFuels, Inc. We believe that our sources of information are reliable; however, we do not assume any liability for the accuracy or comprehensiveness of the information. This material is not to be reproduced in whole or in part without our specific permission in writing. Under no circumstances is this report to be considered as an offering to buy or sell securities.





                       David P. Martin Investment Banking
                          115 East Travis - Suite 1145
                            San Antonio, Texas 78205
                                 (210) 225-4900

            Valuations o Private Placements o Mergers & Acquisitions





                                 December 1996

                               TABLE OF CONTENTS



Purpose and Scope . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       The Exploration Company  . . . . . . . . . . . . . . . . . . . . . .    1
       ExproFuels, Inc.   . . . . . . . . . . . . . . . . . . . . . . . . .    2
       The Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . .    2
       Definition of Fair Market Value  . . . . . . . . . . . . . . . . . .    2
       Sources of Information   . . . . . . . . . . . . . . . . . . . . . .    3
       Valuation Considerations and Methods   . . . . . . . . . . . . . . .    3
       Certification of Independence  . . . . . . . . . . . . . . . . . . .    4

Summary Conclusion  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

ExproFuels, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
       Business Description   . . . . . . . . . . . . . . . . . . . . . . .    6
       General Economic Considerations  . . . . . . . . . . . . . . . . . .    6
       Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
       Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
       Facilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
       Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
       Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

Financial Section . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

Valuation Section - General . . . . . . . . . . . . . . . . . . . . . . . .   11
       Valuation Methods  . . . . . . . . . . . . . . . . . . . . . . . . .   11
       Net Asset Value Method   . . . . . . . . . . . . . . . . . . . . . .   11
       Transactions Method  . . . . . . . . . . . . . . . . . . . . . . . .   13
       Capitalized Earnings Method  . . . . . . . . . . . . . . . . . . . .   13

Valuation Section - ExproFuels, Inc.  . . . . . . . . . . . . . . . . . . .   14
       Valuation Approach   . . . . . . . . . . . . . . . . . . . . . . . .   14
       Asset Valuation Methods  . . . . . . . . . . . . . . . . . . . . . .   15
       Possible Sale Scenario   . . . . . . . . . . . . . . . . . . . . . .   17
       Conclusion   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

                               PURPOSE AND SCOPE

       We have been asked our opinion of the fair market value, as of September 13, 1996, of 4.0 million shares (100% of the outstanding shares) of the common stock of ExproFuels, Inc. ("ExproFuels"), a wholly owned subsidiary of The Exploration Company. We understand that our opinion of value will be used to assist the management of The Exploration Company in a restructuring involving possible distribution of ExproFuels' shares to existing shareholders of The Exploration Company.

THE EXPLORATION COMPANY

       All of the common stock of ExproFuels is owned by The Exploration Company, a publicly-traded company. In September of 1996, The Exploration Company had approximately 3,500 shareholders and 9.9 million shares outstanding. The Exploration Company's shares were traded on the NASDAQ exchange at an average of $3.00 per share during the 30 day period prior to our September 13, 1996, valuation date.

       The Exploration Company was incorporated in the state of Colorado in 1979. The primary business of The Exploration Company is the development, purchase, and sale of oil and gas production. In an effort to expand into related areas, The Exploration Company entered into the alternative fuels vehicles conversion business through the creation of its ExproFuels Division in late 1992.

EXPROFUELS, INC.

       ExproFuels operated as a division of The Exploration Company until August of 1996 when it was incorporated with the issuance of 4.0 million shares of common stock. ExproFuels converts vehicle engines from gasoline to propane or natural gas combustion. In addition, the Company supplies propane and natural gas to customers, and constructs alternative fuels refueling facilities. The Company's customers are primarily located in Texas and Arizona. ExproFuels has a minority interest in CNG International, L.L.C., an alternative fuel operation under development in Uzbekistan.

THE TRANSACTION

       On September 3, 1996, The Exploration Company's Board of Directors voted for distribution of approximately 1.9 million of ExproFuels' common stock to The Exploration Company's existing shareholders of record at September 13, 1996. The common stock is $0.01 par, and there are no other classes of stock outstanding.

DEFINITION OF FAIR MARKET VALUE

       We define fair market value as the cash price at which ExproFuels' shares would change hands between a willing buyer and a willing seller, each having reasonable knowledge of relevant facts and neither being under any compulsion to act.

SOURCES OF INFORMATION

       We have examined The Exploration Company's Form 10-K for the fiscal years ended August 31, 1994, and 1995, The Exploration Company's Form 10-Q for the quarters ended February 29 and May 31, 1996, and the Forms 8-K dated May 31, 1996, and September 4, 1996. We have also examined the preliminary reports of the independent certified public accountants currently conducting an audit of ExproFuels, Inc. as of August 31, 1995, and August 31, 1996.

       Our analysis is based on information furnished to us by The Exploration Company and key personnel at ExproFuels. We have obtained other data from published and verbal sources of relevant information. We have held discussions with The Exploration Company and ExproFuels' management regarding the conditions and outlook for ExproFuels, Inc.'s operations, and made such other investigations and analyses as we deemed necessary. We have relied on the reports of independent certified public accountants for the completeness and accuracy of the historical financial information submitted to us and have made no independent verification of this information.

VALUATION CONSIDERATIONS AND METHODS

       As of September 13, 1996, there was no public market in the common stock of ExproFuels. Therefore, in arriving at our opinion of fair market value we have followed the guidelines as set forth in Revenue Ruling 59-60 for the valuation of securities of closely held companies. This method involves consideration of all available financial data, as well as all relevant factors affecting the fair market value, including, but not limited to, the following:

       1.     the nature and history of the business;

       2. the economic outlook in general and the condition and outlook of the industry;

       3. the net asset value of ExproFuels and the financial condition of the business;

       4.     the earning capacity of ExproFuels;

       5.     the capacity for paying dividends;

       6.     whether or not ExproFuels had goodwill or other intangible value;

       7. previous sales or purchases of shares and the size of the block to be valued;

       8. the market price of the securities of companies involved in the same or similar line of business having their securities actively traded in a free and open market either on an exchange or over-the-counter.


       In determining the weight to be given to the various factors, we exercised our judgment based on our experience as investment bankers, and followed the recommendations in Revenue Ruling 59-60, as amended.

CERTIFICATION OF INDEPENDENCE

       The appraiser has no current or anticipated financial interest in any of the securities being valued. There is no relationship between The Exploration Company or ExproFuels and the appraiser which would influence his opinion of fair market value.

                               SUMMARY CONCLUSION

       In consideration of all relevant factors, we believe the fair market value of 100% of the outstanding common stock of ExproFuels, Inc, as of September 13, 1996, is between $440,000 and $600,000, or between $0.11 and $0.15 per share. The $520,000 or $0.13 per share midpoint of the range is ExproFuels's most probable fair market value.


                                                  --------------------------
                                                  David P. Martin

                                EXPROFUELS, INC.


BUSINESS DESCRIPTION

       ExproFuels converts gasoline and diesel engines to operate on compressed natural gas (CNG), liquified petroleum gas (LPG), and liquified natural gas
(LNG). The Company designs, builds, owns, operates, and supplies alternative fueling stations.

       ExproFuels currently owns and operates nineteen LPG fueling stations in Texas, and vehicle conversion facilities in San Antonio, Dallas, and Tucson.

GENERAL ECONOMIC CONSIDERATIONS

       Economic factors affecting ExproFuels' business include a desire on the part of the owners of fleets of vehicles to operate cost effectively. Additionally, ExproFuels provides its customers with a more environmentally responsible system for operating vehicles. As more stringent emissions requirements are mandated by the Environmental Protection Agency and the Department of Energy, systems such as those offered by ExproFuels become more attractive. These factors in combination form the primary economic basis for ExproFuels's operations.

CUSTOMERS

       The customers of ExproFuels include transit systems, municipalities, schools, and private transportation companies. Specific contracts include a subcontract agreement to construct a refueling facility for Southwest ISD in San Antonio, an agreement to convert twenty-nine school buses for Judson ISD in San Antonio, and conversion of ten vehicles for the City of Tucson.

COMPETITION

       In vehicle conversion and alternative fuels industry is highly fragmented. While ExproFuels competes with several companies in each area of its business, it rarely finds competition from one company offering ExproFuels' wide range of services. Most of the Company's competitors concentrate on one aspect of the conversion process rather than the "turn key" services such as those offered by ExproFuels.

FACILITIES

       ExproFuels offices in approximately 6,000 square feet of leased office space in the north San Antonio area. The office space is leased from The Exploration Company at rates and under terms believed by management to be comparable to fair market rates.

EMPLOYEES

       ExproFuels employs a total of nineteen full-time personnel. Twelve of these are mechanical/technical employees directly involved in the vehicle conversion process, and the remaining seven are management, supervisory and administrative personnel. The Company uses contract employees in its sales efforts and to supplement the full-time staff in peak periods.

MANAGEMENT

Thomas H. Gose - President

       Mr. Gose has been president of ExproFuels since its inception. He also serves on the Board of The Exploration Company. Responsibilities include managing day-to-day activities, overseeing fuel supply contracts, refueling station construction, and vehicle conversions.

Frank K Alderman - Vice President, Operations

       Mr. Alderman joined ExproFuels in 1993. Previous experience includes ten years with Petrolane Gas Service, where his responsibilities included managing Petrolane's conversion center in Louisiana. He also completed the alternative fuels conversion of 200 materials handling vehicles for the U.S. Navy. Mr. Alderman serves on the long-range planning and technical standards committee of the Texas Propane Gas Association, the environmental committee of the Alamo Area Council of Governments, and the safety and technology committee of the Austin Clean Cities program.

Silverio M. Garcia - Vice President, Marketing and Sales

       Mr. Garcia has over seventeen years experience in the oil and gas industry, including serving as project manager for the planned conversion of 4,000 public transport buses in Mexico. He also served as international sales manager for Wilson Technologies, the largest CNG refueling station manufacturer in the U.S.

Roberto R. Thomae - Chief Financial Officer

       Mr. Thomae joined ExproFuels in 1995, bringing a diverse background of management and financial experience to the Company. In addition to participating in several start-ups, strategic alliances, and both domestic and international projects, Mr. Thomae has owned his own international consulting business, and has developed a primary interest in oil and gas production and alternative fuels marketing.

LITIGATION

       At the valuation date, management knows of no litigation pending or threatened which would have a material adverse effect on the operations of ExproFuels.

                               FINANCIAL SECTION

       Following is summary income statement data taken from the preliminary audit reports of Akin, Doherty, Klein & Feuge, P.C., independent certified public accountants. While the audit is not complete as of the date of this report, no substantial changes are expected in the final audit results.

                                ExproFuels, Inc.
                              Summary Income Data
                      Years Ended August 31 - In Thousands


                              1994                 1995                  1996
                            --------              --------             --------
Revenues                    $  821.6              $  773.4             $1,046.4

Cost of Sales                  701.2               1,071.0              1,236.9
General & Administrative       956.0                 671.2                490.3
                            --------              --------             --------
 Total Costs & Expenses     $1,657.2              $1,742.2             $1,727.2

Operating Loss                (835.5)               (968.9)              (680.8)
Other Income (Net)          $  (37.4)             $  (17.0)            $   35.9

Net Loss                    $ (872.9)             $ (958.9)            $ (645.0)
                            ========              ========             ========

                          VALUATION SECTION - GENERAL

VALUATION METHODS

The principal methods used to value a closely held company's securities are the: (1) Net Asset Value Method; (2) Transactions Method; and (3) Capitalized Earnings Method. Following is a brief description of each:

Net Asset Value Method

There are several different types of net asset approaches to value determinations. The most commonly used are as follows:

              (a) Stated book value is derived from the company's balance sheet and reflects the net difference between assets and liabilities as stated, the remainder of which is reduced by the liquidation or redemption value of any classes of securities having a preference to assets ahead of the class being valued. While book value is significant in valuing securities of regulated public utilities, banks and insurance companies, book value in the ordinary industrial company seldom, if ever, bears any direct relationship to the fair market value of the company's securities. Book value may become meaningful if the company has an unusually high level of liquid net assets relative to its indicated value on an earnings basis.

              (b) Adjusted book value is an approach which restates a company's assets to reflect their market values as currently estimated. This amount is then reduced by existing liabilities and securities having a liquidation or redemption preference. Adjusted book value is given considerable weight in determining the fair market value of securities of real estate and investment holding companies. Adjusted book value may also affect the fair market value of the stock when a company has acquired assets at a price substantially over or under stated book value and these assets are not required in the daily operations of the business.

              (c) Replacement value is calculated by restating the assets to reflect the cost of duplicating those assets at the valuation date.
       This approach is a consideration in mergers or acquisitions where a company must weigh the advantages of buying an existing business against building its own facilities. This approach is seldom relevant to the determination of the fair value of a closely held company's securities unless the facilities in which the operations are conducted could be disposed of and the company could acquire equally suitable facilities at a substantially lower price.

              (d) Liquidating value relates to the net proceeds that would be available for distribution to the owners in the event all assets were sold and liabilities discharged. This estimated net proceeds approach is relevant to the fair market value of the securities when there is a question as to whether or not the company is going to be continued as an ongoing entity. This asset value approach becomes significant when a company's indicated value based on its earnings is substantially below its estimated liquidating value and the securities under consideration have the voting power to influence such liquidation.

Transactions Method

       The transactions approach is based on the prices at which transactions in a company's securities have taken place. In many cases there is some degree of market activity in a company's securities even though it is a privately held company. In this regard, Revenue Ruling 59-60 states: "Sales of stock of a closely held corporation should be carefully investigated to determine whether they represent transactions at arm's length. Forced or distress sales do not ordinarily reflect fair market value nor do isolated sales in small amounts necessarily control as the measure of value. This is especially true in the valuation of a controlling interest in a corporation."..."such sales as occur at irregular intervals seldom reflect all of the elements of a representative transaction as defined by the term fair market value."

Capitalized Earnings Method

       This valuation method consists of capitalizing the average or current earnings at an appropriate rate of return on the investment. An accepted method used in determining an appropriate capitalization rate for a privately held company is to study the capitalization rates that exist for comparable companies whose securities are actively traded in the public market. These capitalization rates vary with the quality of the enterprise, and thus recognize the longer term profit possibilities which are otherwise difficult to establish with precision. Among the more important factors to be taken into consideration in deciding upon a capitalization rate in a particular case are:
(1) the nature of the business; (2) the risks involved; and (3) the stability or irregularity of earnings. Additional factors that must be considered in determining an appropriate capitalization rate of a closely held company's earnings are the liquidity of the investment as compared to those publicly traded companies, management depth, geographic and/or product diversification, and the size and degree of control represented by the securities under consideration.

                      VALUATION SECTION - EXPROFUELS, INC.

VALUATION APPROACH

       ExproFuels is a "start-up" company in the development phase. Since its inception in late 1992 ExproFuels has relied on its parent for funding. ExproFuels is experiencing increasing revenues from operations, but has yet to earn a profit. As a result, valuation approaches based on historical earnings are not applicable.

       The markets in which ExproFuels operates are highly competitive, and the vehicle conversion processes employed by ExproFuels are not proprietary. ExproFuels does no manufacturing, and the machinery and equipment purchased and used by ExproFuels is available from several manufacturers. There is no discernable goodwill or other intangible value attributable to ExproFuels at this time.

       This report will focus on asset values, replacements values, and the value added by The Exploration Company in terms of time and effort expended to the valuation date. In general, the approach will be one of determining what a willing buyer would pay for ExproFuels's stock as compared to the cost of duplicating the financial and operating position ExproFuels had achieved at the September 13, 1996, valuation date.

ASSET VALUATION METHODS

       As of August 31, 1996, the financial reporting period closest to the valuation date, the stated book value of ExproFuels's assets net of liabilities was $908,179 or $0.23 per share.

       Adjusting the book values of the assets to estimated fair market values results in a $511,500 or $0.13 per share adjusted net asset value as shown below:

                                EXPROFUELS, INC.
                           Summary Balance Sheet Data
                                August 31, 1996
                        Preliminary Audit - In Thousands

                  -----------------------------------------

                                           As Stated                As Adjusted
                                           ---------                -----------

Cash                                        $  20.8                      $ 20.8

Accounts Receivable                           154.7                       154.7

Inventories                                   144.0                       144.0

Prepaid Expense                                19.3                        10.0
                                           --------                    --------

       Total Current                       $  338.8                    $  329.5

Net Property, Plant &                      $  275.0                       200.0
 Equipment

Investment - CNG                              592.4                       300.0
 International, LLC


Other Assets                                   43.3                        23.3
                                           --------                    --------

       Total Assets                        $1,249.4                    $  852.8

Liabilities                                $  341.3                    $  341.3
                                           --------                    --------

       Book Value - As Stated              $  908.2

              Book Value - As Adjusted                                 $  511.5

       Per Share - As Stated               $   0.23

              Per Share - As Adjusted                                  $   0.13

       In arriving at the $511,500 or $.013 per share adjusted book value, the following adjustments were made to the stated values:

       Prepaid expenses were reduced from $19,300 to $10,000 to reflect management's belief that approximately one-half of these expenses could not be recovered in sale or liquidation.

       Property, Plant & Equipment was reduced to $200,000 based on estimates of proceeds which could be achieved in an unhurried sale of these assets.

       The ExproFuels' investment in CNG International, L.L.C. was in the form of approximately $330,000 cash, with the remainder paid as parts and services provided by ExproFuels. This investment was adjusted to $300,000 to reflect the lack of marketability and minority interest discounts appropriate for an investment of this nature.

POSSIBLE SALE SCENARIO

       Because of our experience in structuring, selling, and purchasing privately held securities, we can construct with a reasonable degree of confidence a possible 100% sale scenario. In the case of ExproFuels, a potential buyer would have two choices - either purchase ExproFuels or start another company. A buyer would include the value of the time saved by purchasing ExproFuels in his or her calculations.

       The seller would attempt to recover the investment and a premium for any value added during the start-up phase. A major consideration for both buyer and seller would be the value of the investment in CNG International.

       In a transaction involving the sale of 100% of ExproFuels' stock, the seller is asking the buyer to assume all assets and liabilities on an "as is" basis. For a purchaser of ExproFuels, the question is: "How much should I pay for the stock of a company with a history of losses and the certainty of additional capital requirements of an unknown amount?" For the seller, the question is: "Can I get my investment back and a little more for my start-up efforts and the expense of the transaction?"

       We believe the buyer would first begin negotiations by offering to take the assets and assume all liabilities for no payment to the seller. In effect, the buyer would offer to pay nothing for the stock, but would take on the liabilities and continue funding the losses.

       The seller would counter that purchasing the stock will save the buyer valuable time as compared to starting a new company. The seller would also express a desire to recover some of the $2.6 million accumulated loss incurred from funding the start-up of ExproFuels.

       We believe arms-length negotiations for 100% of the ExproFuels' stock would end with a transaction at the point approximately mid-way between a $400,000 bid and a $700,000 offer, or at approximately $550,000. Transaction costs would result in the seller receiving net proceeds of approximately $500,000 for 100% of the ExproFuels' common stock.

CONCLUSION

       We believe both the willing buyer and the willing seller would consider the following primary factors in arriving at the fair market value of 100% of the outstanding stock of ExproFuels, Inc. at September 13, 1996:

       o The potential for realizing substantial gains if the ExproFuels project proves profitable;

       o the probability of having to invest significant additional capital to reach consistently profitable operations;

       o the reluctance of potential customers to shift from established patterns of providing fuel for their vehicle fleets in favor of a new company;

       o the amount debt on the balance sheet which must be dealt with prior to compensating the holders of the common stock;

       o possible competition from large and well-financed fuels management companies;

       o      the fair market value of the underlying assets, and;

       o the alternative investments of greater liquidity and lower risk available to a potential buyer.


       In consideration of all relevant factors, and as of September 13, 1996, we believe the fair market value of 100% of the ExproFuels, Inc. common stock is between $440,000 and $600,000. A purchase at the $520,000 mid-point of the range would give the buyer control of an entity which is closer than a new start-up to generating revenue. The $520,000 figure would allow the seller to remove a good deal of risk from its balance sheet and eliminate future funding requirements.

                             * * * * * * * * * * *